As filed with the U.S. Securities and Exchange Commission on May 29, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aurinia Pharmaceuticals Inc.

(Exact name of Registrant as specified in its charter)

Alberta, Canada	2834	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

#1203-4464 Markham Street

Victoria, British Columbia V8Z 7X8

(250) 708-4272

(Address and telephone number of Registrant’s principal executive offices)

C T Corporation System

28 Liberty Street

New York, NY 10005

(212) 590-9070

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

John T. McKenna Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 (650) 843-5000	Peter S. Greenleaf Chief Executive Officer Aurinia Pharmaceuticals Inc. #1203-4464 Markham Street Victoria, British Columbia V8Z7X8 (250) 708-4272	Stephen P. Robertson Borden Ladner Gervais LLP 1200 Waterfront Centre 200 Burrard Street P.O. Box 48600 Vancouver, British Columbia V7X 1T2 (604) 687-5744

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

British Columbia

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A. ☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B. ☒ at some future date (check the appropriate box below)
1. ☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
2.  ☐  pursuant to Rule 467(b) on (    ) at (    ) (designate a time 7 calendar days or sooner after filing)
because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3.  ☐  pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the
Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4. ☒ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Regulated(1)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Shares, no par value per share	(1)	(1)
Warrants	(1)	(1)
Subscription Receipts	(1)	(1)
Debt Securities	(1)	(1)
Convertible Securities	(1)	(1)
Units	(1)	(1)
Total			U.S.$500,000,000	U.S.$64,900

(1)

There are being registered under this Registration Statement such indeterminate number of common shares, without par value (the “Common Shares”), warrants to purchase equity securities, subscription receipts, debt securities, convertible securities and units of Aurinia Pharmaceuticals Inc. (the “Registrant”) as shall have an aggregate initial offering price not to exceed US$500,000,000. Any securities registered by this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.

(2)	In United States dollars or the equivalent thereof in Canadian dollars.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”)

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act or on such date as the U.S. Securities and Exchange Commission (the “Commission”), acting pursuant to Section 8(a) of the Securities Act, may determine.

A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in British Columbia, Alberta and Ontario but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities. This short form prospectus has been filed under legislation in British Columbia, Alberta and Ontario, that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this preliminary short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Aurinia Pharmaceuticals Inc. at 1200 Waterfront Centre, 200 Burrard Street, P.O. Box 48600, Vancouver, British Columbia V7X 1T2, Canada, Telephone: (604) 632-3473 and are also available electronically at www.sedar.com and www.sec.gov.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue and Secondary Offering	May 29, 2020

AURINIA PHARMACEUTICALS INC.

US $500,000,000

Common Shares

Warrants

Subscription Receipts

Debt Securities

Convertible Securities

Units

This short form base shelf prospectus (the “Prospectus”) relates to the issue and sale from time to time, during the 25-month period that this Prospectus, including any amendments hereto, remains effective, of (i) common shares (“Common Shares”) in the capital of Aurinia Pharmaceuticals Inc. (“we”, “us”, “our”, or “Aurinia”) (ii) warrants to purchase Common Shares (“Warrants”), (iii) subscription receipts that entitle the holder to receive upon satisfaction of certain release conditions, and for no additional consideration, Common Shares, Warrants, Debt Securities or Convertible Securities (“Subscription Receipts”), (iv) debt securities (“Debt Securities”), (v) securities convertible into or exchangeable for Common Shares and/or other Securities (“Convertible Securities”), and (vi) securities comprised of more than one of Common Shares, Warrants, Subscription Receipts, Convertible Securities and/or Debt Securities, offered together as a unit (“Units”) (collectively, the “Securities”) or any combination of such Securities in one or more series or issuances, with a total offering price of such Securities, in the aggregate, of up to US$500,000,000 (or its equivalent in Canadian dollars or any other currency). The Securities may either be offered by us or by our securityholders. The Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of the sale and set out in an accompanying prospectus supplement.

The Common Shares are listed on the Nasdaq Global Market Exchange (the “Nasdaq”), under the symbol “AUPH” and on the Toronto Stock Exchange (the “TSX”), under the symbol “AUP”. On May 28, 2020, the last trading day prior to the filing of this Prospectus, the closing price of the Common Shares was US$15.37 on Nasdaq and CDN$21.18 on the TSX.

All information permitted under securities legislation to be omitted from this Prospectus will be contained in one or more prospectus supplements (each, a “Prospectus Supplement”) that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains. You should read this Prospectus and any applicable Prospectus Supplement carefully before you invest in any Securities issued pursuant to this Prospectus.

Unless otherwise specified in an applicable Prospectus Supplement, Warrants, Subscription Receipts, Debt Securities, Convertible Securities and Units (other than Common Shares included in the Units) will not be listed on any securities or stock exchanges or on any automated dealer quotation system. There is currently no market through which our Securities, other than the Common Shares, may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of our Securities, other than the Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities and the extent of issuer regulation. See “Risk Factors”.

The Securities may be sold pursuant to this Prospectus through underwriters, dealers or agents that we designate from time to time or directly by us at amounts and prices and other terms that we determine. In connection with any underwritten offering of the Securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered. Such transactions, if commenced, may discontinue at any time. See “Plan of Distribution”. A Prospectus Supplement relating to a particular offering of Securities will set out the names of any underwriters, dealers or agents involved in the sale of the Securities, the amount of Securities, if any, to be purchased by underwriters, the plan of distribution for such Securities, including the net proceeds we expect to receive from the sale of such Securities, if any, the amounts and prices at which such Securities are to be sold and the compensation of such underwriters, dealers of agents.

Our registered office is located at #201, 17873 – 106A Avenue, Edmonton, Alberta, Canada, T5S 1V8. Our head office is located at #1203-4464 Markham Street, Victoria, British Columbia, Canada, V8Z 7X8.

Investing in the Securities involves a high degree of risk. You should carefully read the “Risk Factors” section beginning on page 14 of this Prospectus.

This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this Prospectus in accordance with the disclosure requirements of Canada. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein, if any, have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the Securities described herein may have tax consequences both in the United States and in Canada. Such consequences are not described herein and may not be fully described in any applicable Prospectus Supplement. You should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are incorporated under the provincial laws of Alberta, some of our officers and directors and the experts named in this Prospectus are Canadian residents or residents outside of the United States, and all or a substantial portion of our assets and the assets of our officers, directors and experts are located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement and on the other information included in the registration statement of which this Prospectus forms a part. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell or seeking an offer to buy the Securities offered pursuant to this Prospectus in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this Prospectus or any applicable Prospectus Supplement is accurate only as of the date on the front of those documents and that information contained in any document incorporated by reference is accurate only as of the date of that document, regardless of the time of delivery of this Prospectus or any applicable Prospectus Supplement or of any sale of Securities pursuant thereto. Our business, financial condition, results of operations and prospects may have changed since those dates.

Market data and certain industry forecasts used in this Prospectus or any applicable Prospectus Supplement and the documents incorporated by reference in this Prospectus or any applicable Prospectus Supplement were obtained from market research, publicly available information and industry publications. We believe that these sources are generally reliable, but the accuracy and completeness of this information is not guaranteed. We have not independently verified such information, and we do not make any representation as to the accuracy of such information.

In this Prospectus and any Prospectus Supplement, unless otherwise indicated, all dollar amounts and references to “US$” are to U.S. dollars and references to “CDN$” are to Canadian dollars. This Prospectus and the documents incorporated by reference contain translations of some Canadian dollar amounts into U.S. dollars solely for your convenience. See “Exchange Rate Information”.

In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “we”, “us”, “our”, or “Aurinia”, refer to Aurinia Pharmaceuticals Inc., either alone or together with its subsidiaries.

PRESENTATION OF FINANCIAL INFORMATION

Our consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board.

FORWARD-LOOKING STATEMENTS

A statement is forward-looking when it uses what we know and expect today to make a statement about the future. Forward-looking statements may include words such as “anticipate”, “believe”, “intend”, “expect”, “goal”, “may”, “outlook”, “plan”, “seek”, “project”, “should”, “strive”, “target”, “could”, “continue”, “potential” and “estimated”, or the negative of such terms or comparable terminology. You should not place undue reliance on the forward-looking statements, particularly those concerning anticipated events relating to the development, clinical trials, regulatory approval, and marketing of our product and the timing or magnitude of those events, as they are inherently risky and uncertain.

Securities laws encourage companies to disclose forward-looking information so that investors can get a better understanding our future prospects and make informed investment decisions. These statements, made either in this Prospectus or a document incorporated by reference in this Prospectus, may include, without limitation:

•	our belief that the Phase 2b lupus nephritis (“LN”) AURA-LV (“AURA”) and the Phase 3 LN (“AURORA”) clinical trial had positive results;

•

our belief that the totality of data from both AURORA and AURA clinical trials can potentially serve as the basis for a New Drug Application (“NDA”) submission with the Food and Drug Administration of the United States Government (the “FDA”);

•	our plans to seek regulatory approval of voclosporin for the potential treatment of LN and other podocytopathies;

•	our belief that confirmatory data generated from the AURORA clinical trial and the AURA clinical trial should support regulatory submissions in the United States, Europe and Japan;

•	our belief that granted formulation patents regarding the delivery of voclosporin to the ocular surface for conditions such as Dry Eye Syndrome (“DES”) have the potential to be of therapeutic value;

•	our belief in the duration of patent exclusivity for voclosporin and that the patents owned by us are valid;

•	our belief in receiving extensions to patent life based on certain events or classifications;

•

our expectation that, upon regulatory approval, patent protection for voclosporin will be extended in the United States and certain other major markets, including Europe and Japan, until at least October 2027;

•

our expectation to receive “new chemical entity” exclusivity for voclosporin in certain countries, which provides this type of exclusivity for five years in the United States and up to ten years in Europe;

•	our expectation to not receive any royalty revenue pursuant to the 3SBio license in the foreseeable future;

•	our plans and expectations and the timing of commencement, enrollment, completion and release of results of clinical trials;

•

our intention to demonstrate that voclosporin possesses pharmacologic properties with the potential to demonstrate best-in-class differentiation with first-in-class status for the treatment of LN outside of Japan;

•	our belief of the key potential benefits of voclosporin in the treatment of LN;

•	our belief that voclosporin has the potential to improve near and long-term outcomes in LN when added to mycophenolate mofetil (“MMF”);

•

our belief that voclosporin has the potential to address critical needs for LN by controlling active disease rapidly, lowering the overall steroid burden, and doing so with a convenient oral twice-daily treatment regimen;

•

our belief that it may be possible for the AUDREY™ clinical trial to act as one of the two pivotal clinical studies that would support approval by the FDA of ophthalmic solution (“VOS”) for the treatment of DES;

•

our belief that the voclosporin modification of a single amino acid of the cyclosporine molecule may result in a more predictable pharmacokinetic and pharmacodynamics relationship, an increase in potency, an altered metabolic profile, and easier dosing without the need for therapeutic drug monitoring;

•	our plans to file an marketing authorisation application with the European Medicines Agency (“EMA”) by the end of the first quarter of 2021;

•	our target launch date for voclosporin as a treatment for LN in the United States, if approved, in early 2021;

•

our belief in voclosporin being potentially a best-in-class calcineurin inhibitor (the cornerstone of therapy for the prevention of organ transplant rejection) (“CNI”) with benefits over existing commercially available CNIs;

•	our belief that CNIs are a mainstay of treatment for DES;

•	our belief that voclosporin has further potential to be effectively used across a range of therapeutic autoimmune areas including proteinuric kidney diseases and DES;

•	the anticipated commercial potential of voclosporin for the treatment of LN and DES;

•	our plan to expand the voclosporin renal franchise with additional renal indications and the exploitation of voclosporin in novel formulations for treatment of autoimmune related disorders;

•	our belief that the expansion of the renal franchise could create value for shareholders;

•	our belief that voclosporin, in combination with MMF, has the potential to significantly improve renal response rates in LN versus current standard of care;

•	our intention to use the net proceeds from financings for the stated purposes;

•	our belief that we have sufficient cash resources to adequately fund our plans through 2021;

•	our ability to evaluate voclosporin in additional proteinuric kidney diseases beyond focal segmental glomerularsclerosis (“FSGS”);

•	our belief that we had a positive pre-NDA meeting with the FDA for LN, in February of 2020;

•	our expectation that top-line results from the AUDREY™ clinical trial will become available during the fourth quarter of 2020;

•	our plans to generate future revenues from products licensed to pharmaceutical and biotechnology companies;

•	statements concerning the potential market for voclosporin;

•	our belief that VOS has the potential to compete in the multi-billion-dollar human prescription dry eye market;

•	our belief that additional patents may be granted worldwide based on our filings under the Patent Cooperation Treaty;

•

our belief that patents corresponding to United States Patent No. 10,286,036 issued to us covering dosing protocol, with corresponding FDA granted label, for voclosporin in LN, could be granted with similar claims in all major global pharmaceutical markets;

•	our strategy to become a global biopharmaceutical company;

•	our expectation that pricing for voclosporin will be lower in Europe and Japan than in the United States driven by the specific country’s pricing and reimbursement processes;

•	our intention to submit for marketing approval in the United States and Europe based on the data from AURORA and AURA clinical trials;

•	our plan to evaluate voclosporin in pediatric patients after completion of the study report for AURORA;

•	our belief that the annualized pricing for voclosporin for LN could range between US$45,000 and US$90,000; and

•	the potential impact of COVID-19 on our business operations, nonclinical and clinical trials, regulatory timelines, and potential commercialization.

Such statements reflect our current views with respect to future events and are subject to risks and uncertainties and are necessarily based on a number of estimates and assumptions that, while considered reasonable by management, as at the date of such statements, are inherently subject to significant business, economic, competitive, political, regulatory, legal, scientific and social uncertainties and contingencies, many of which, with respect to future events, are subject to change. The factors and assumptions used by management to develop such forward-looking statements include, but are not limited to:

•	the assumption that we will be able to obtain approval from regulatory agencies on executable development programs with parameters that are satisfactory to us;

•	the assumption that recruitment to clinical trials will occur as projected;

•

the assumption that we will successfully complete our clinical programs on a timely basis and meet regulatory requirements for approval of marketing authorization applications and new drug approvals, as well as favourable product labeling;

•	the assumption that the planned studies will achieve positive results;

•	the assumptions regarding the costs and expenses associated with our clinical trials;

•	the assumption that regulatory requirements and commitments will be maintained;

•

the assumption that we will be able to meet general manufacturing practices (“GMP”) standards and manufacture and secure a sufficient supply of voclosporin on a timely basis to successfully complete the development and commercialization of voclosporin;

•	the assumptions on the market value for the LN program;

•	the assumption that our patent portfolio is sufficient and valid;

•	the assumption that we will be able to extend our patents to the fullest extent allowed by law, on terms most beneficial to us;

•	assumptions about future market activity;

•	the assumption that there is a potential commercial value for other indications for voclosporin;

•	the assumption that market data and reports reviewed by us are accurate;

•	the assumptions on the burn rate of Aurinia’s cash for operations;

•	the assumption that another company will not create a substantial competitive product for our LN business without violating our intellectual property rights;

•	the assumption that our current good relationships with our suppliers, service providers and other third parties will be maintained;

•	the assumption that we will be able to attract and retain a sufficient amount of skilled staff; and/or

•	the assumptions relating to the capital required to fund operations through 2021.

It is important to know that:

•

actual results could be materially different from what we expect if known or unknown risks affect our business, or if our estimates or assumptions turn out to be inaccurate. As a result, we cannot guarantee that any forward-looking statement will materialize and, accordingly, you are cautioned not to place undue reliance on these forward-looking statements; and

•

forward-looking statements do not take into account the effect that transactions or non-recurring or other special items announced or occurring after the statements are made may have on our business. For example, they do not include the effect of mergers, acquisitions, other business combinations or transactions, dispositions, sales of assets, asset write-downs or other charges announced or occurring after the forward-looking statements are made. The financial impact of such transactions and non-recurring and other special items can be complex and necessarily depend on the facts particular to each of them. Accordingly, the expected impact cannot be meaningfully described in the abstract or presented in the same manner as known risks affecting our business.

The factors discussed below and other considerations discussed in the “Risk Factors” section of this Prospectus could cause our actual results to differ significantly from those contained in any forward-looking statements.

Forward-looking statements made by us involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to differ materially from any assumptions, further results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, among other things, the following:

•	difficulties we may experience in completing the development, marketing and commercialization of voclosporin;

•	unknown impact and difficulties imposed by the COVID-19 pandemic on our business operations including nonclinical, clinical,

•	regulatory and commercial activities;

•

the need for additional capital in the future to continue to fund our development programs and commercialization activities, and the effect of capital market conditions and other factors on capital availability;

•	difficulties, delays, or failures we may experience in the conduct of and reporting of results of our clinical trials for voclosporin, including unfavourable results;

•

difficulties in meeting GMP standards and the manufacturing and securing of a sufficient supply of voclosporin on a timely basis to successfully complete the development and commercialization of voclosporin;

•	difficulties, delays or failures in obtaining necessary regulatory approvals, including for the commercialization of voclosporin;

•	difficulties in gaining alignment among the key regulatory jurisdictions, the EMA, FDA and the Pharmaceutical and Medical Devices Agency (“PMDA”), which may require further clinical activities;

•	not being able to extend our patent portfolio for voclosporin;

•	our patent portfolio not covering all of our proposed or contemplated uses of voclosporin;

•	the uncertainty that the FDA will approve the use of voclosporin for LN and that the label for such use will follow the dosing protocol pursuant to US Patent No. 10,286,036 granted on May 4, 2019;

•	the market for the LN business (or any other indication for voclosporin) may not be as we have estimated;

•	insufficient acceptance of and demand for voclosporin;

•	difficulties obtaining formulary acceptance;

•	competitors may arise with similar or competing products;

•	product liability, patent infringement and other civil litigation;

•	injunctions, court orders, regulatory and other compliance issues or enforcement actions;

•

we may have to pay unanticipated expenses, and/or estimated costs for clinical trials or operations may be underestimated, resulting in our having to make additional expenditures to achieve our current goals;

•	difficulties in retaining key personnel and attracting other qualified individuals;

•	our assets or business activities may be subject to disputes that may result in litigation or other legal claims;

•	difficulties, restrictions, delays, or failures in obtaining appropriate reimbursement from payors for voclosporin;

•	difficulties we may experience in identifying and successfully securing appropriate vendors to support the development and commercialization of our product; and

•	our ability to raise future resources when required.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements are made as of the date of this Prospectus or, in the case of documents incorporated by reference in this Prospectus, as of the date of such documents or, in the case of any Prospectus Supplement, as of the date of such Prospectus Supplement and we disclaim any intention and have no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada which have also been filed with, or furnished to, the United States Securities and Exchange Commission (the “SEC”). Copies of the documents incorporated by reference in this Prospectus and not delivered with this Prospectus may be obtained on request without charge from our Corporate Secretary at 1200 Waterfront Centre, 200 Burrard Street, P.O. Box 48600, Vancouver, British Columbia, Canada, V7X 1T2, Telephone: (604) 632-3473 or by accessing the disclosure documents through the Internet on the Canadian System for Electronic Analysis and Retrieval (“SEDAR”), at www.sedar.com. Documents filed with, or furnished to, the SEC are available through the SEC’s Electronic Data Gathering and Retrieval System (“EDGAR”), at www.sec.gov.

The following documents, filed with the securities commissions or similar regulatory authorities in British Columbia, Alberta and Ontario, and filed with, or furnished to, the SEC are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	our annual information form dated March 4, 2020 for the fiscal year ended December 31, 2019;
(b)

our audited consolidated statements of financial position as at December 31, 2018 and 2019 and the consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for the years ended December 2018 and 2019, including notes thereto and the auditors’ report thereon, as filed on March 5, 2020;

(c)	our management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2019;
(d)	our unaudited interim condensed consolidated statements of financial position as at and for the period ended March 31, 2020, as filed on May 14, 2020;
(e)	our management’s discussion and analysis of financial condition and results of operations for the period ended March 31, 2020; and
(f)	our management information circular dated April 21, 2020 in connection with the annual general meeting of our shareholders to be held on June 2, 2020 (the “2020 AGM”).

Any documents of the type described in Section 11.1 of Form 44-101F1 Short Form Prospectuses that we have filed with a securities commission or similar authority in any jurisdiction of Canada subsequent to the date of this Prospectus and prior to the expiry of this Prospectus, or the completion of the issuance of Securities pursuant hereto, will be deemed to be incorporated by reference into this Prospectus.

In addition, to the extent that any document or information incorporated by reference into this Prospectus is filed with, or furnished to, the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Prospectus, that document or information will be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part (in the case of a report on Form 6-K, if and to the extent expressly provided therein).

A Prospectus Supplement containing the specific terms of any offering of the Securities will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated by reference in this Prospectus as of the date of that Prospectus Supplement and only for the purposes of the offering of the Securities to which that Prospectus Supplement pertains.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded, for the purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Upon filing a new annual information form and the related annual financial statements and management’s discussion and analysis with applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and management’s discussion and analysis and all quarterly financial statements, supplemental information and material change reports filed prior to the commencement of our financial year in which the new annual information form is filed will be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of the Securities under this Prospectus. Upon interim consolidated financial statements and the accompanying management’s discussion and analysis being filed by us with the applicable securities regulatory authorities during the duration of this Prospectus, all interim consolidated financial statements and the accompanying management’s discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon a new management information circular in connection with an annual meeting of shareholders being filed by us with the applicable securities regulatory authorities during the duration of this Prospectus, the management information circular filed in connection with the previous annual meeting of shareholders will be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: (i) the documents listed under the heading “Documents Incorporated by Reference”; (ii) powers of attorney from our directors and officers; and (iii) the consent of PricewaterhouseCoopers LLP.

EXCHANGE RATE INFORMATION

The following table sets forth for each period indicated: (i) the exchange rates in effect at the end of the period; (ii) the high and low exchange rates during such period; and (iii) the average exchange rates for such period, for one Canadian dollar, expressed in U.S. dollars, as quoted by the Bank of Canada.

	Year Ended December 31
	2019	2018	2017
	US$	US$	US$
Closing	0.7699	0.7330	0.7971
High	0.7699	0.8138	0.8245
Low	0.7353	0.7330	0.7276
Average	0.7537	0.7721	0.7708

On May 28, 2020, the closing exchange rate as quoted by the Bank of Canada was CDN$1.00 = US$0.7265.

CORPORATE STRUCTURE

We are a late clinical-stage biopharmaceutical company with our head office at #1203-4464 Markham Street, Victoria, British Columbia V8Z 7X8. Our registered office is located at #201, 17873 106A Avenue, Edmonton, Alberta, Canada, T5S 1V8 where the primary finance function is performed, with oversight from our recently appointed Chief Financial Officer whom resides in the United States. Our US commercial office is located at 77 Upper Rock Circle, Rockville, Maryland.

We are organized under the Business Corporations Act (Alberta). The Common Shares are currently listed and traded on the Nasdaq under the symbol “AUPH” and on the TSX under the symbol “AUP”. Our primary business is focused on developing and commercializing therapies to treat target patient populations that are impacted by serious diseases with a high unmet medical need, in particular LN.

We have the following wholly-owned subsidiaries: Aurinia Pharma U.S., Inc. (Delaware incorporated) and Aurinia Pharma Limited (UK incorporated).

Our By-Law No. 2 was amended at a shareholder’s meeting held on August 15, 2013 to include provisions requiring advance notice for any nominations of directors by shareholders, which are described further in our most recent information circular. By-Law No. 2 was further amended by our directors at a meeting held on April 21, 2020, to: 1) allow for internet voting and holding shareholder meetings by electronic means; 2) increase the quorum necessary for a shareholder meeting from two persons present in person or by proxy representing 10% of the issued and outstanding Common Shares, to two persons present in person or by proxy representing 25% of the issued and outstanding Common Shares; 3) remove the power of the chair of the shareholder meeting to have a casting vote; and 4) allow an extension to the deadline to submit advance notice of proposed nominees for elections as directors where the applicable meeting is delayed or postponed. These amendments to By-Law No. 2 have been submitted to our shareholders to vote at the 2020 AGM. We have also submitted a proposal to our shareholders to amend our Articles to permit shareholder meetings to be held outside of Alberta, which will be voted on at the 2020 AGM.

SUMMARY DESCRIPTION OF BUSINESS

We are currently developing voclosporin, an investigational drug, for the potential treatment of LN, DES and proteinuric kidney diseases. Voclosporin is novel and potentially best-in-class CNI with clinical data in over 2,600 patients across various indications. It has been studied in kidney rejection following transplantation, psoriasis and in various forms of uveitis (an ophthalmic disease).

Voclosporin is an immunosuppressant, with a synergistic and dual mechanism of action that has the potential to improve near and long-term outcomes in LN when added to MMF, the current standard of care for LN (although currently not approved for such use). By inhibiting calcineurin, voclosporin reduces cytokine activation and blocks interleukin IL-2 expression and T-cell mediated immune responses. Voclosporin also potentially stabilizes podocytes, which can protect against proteinuria. Voclosporin is made by a modification of a single amino acid of the cyclosporine molecule. This modification may result in a more predictable pharmacokinetic and pharmacodynamic relationship, an increase in potency, an altered metabolic profile, and easier dosing without the need for therapeutic drug monitoring. Clinical doses of voclosporin studied to date range from 13—70 mg administered twice a day. The mechanism of action of voclosporin has been validated with certain first generation CNIs for the prevention of rejection in patients undergoing solid organ transplants and in several autoimmune indications, including uveitis, keratoconjunctivitis sicca, psoriasis, rheumatoid arthritis, and for LN in Japan. We believe that voclosporin possesses pharmacologic properties with the potential to demonstrate best-in-class differentiation with first-in-class regulatory approval status for the treatment of LN outside of Japan.

The topical formulation of voclosporin, VOS, is an aqueous, preservative free nanomicellar solution intended for use in the treatment of DES. On October 30, 2019 we announced the initiation of patient enrollment into our Phase 2/3 AUDREY™ clinical trial evaluating VOS for the potential treatment of DES. A detailed discussion of our DES program is provided below under “DES” and under the heading “Clinical and Corporate Developments in 2019” in our annual management’s discussion and analysis. A Phase 2a study was previously completed with results released in January 2019. Previously, a Phase 1 study with healthy volunteers and patients with DES was also completed as were studies in rabbit and dog models.

Legacy CNIs have demonstrated efficacy for a number of conditions, including transplant, DES and other autoimmune diseases; however, side effects exist which can limit their long-term use and tolerability. Some clinical complications of legacy CNIs include hypertension, hyperlipidemia, diabetes, and both acute and chronic nephrotoxicity.

Based on published data, we believe the key potential benefits of voclosporin in the treatment of LN versus marketed CNIs are:

•	increased potency compared to cyclosporine A, allowing lower dosing requirements and potentially fewer off target effects;

•	limited inter and intra patient variability, allowing for easier dosing without the need for therapeutic drug monitoring;

•	less cholesterolemia and triglyceridemia than cyclosporine A; and

•	limited incidence of glucose intolerance and diabetes at therapeutic doses compared to tacrolimus.

Our target launch date for voclosporin as a treatment for LN in the United States, if approved, is early 2021.

Strategy

Our business strategy is to optimize the clinical and commercial value of voclosporin and become a global biopharmaceutical company with a focused renal and autoimmune franchise. This includes the expansion of a potential renal franchise with additional renal indications and the exploitation of voclosporin in novel formulations for treatment of autoimmune related disorders.

We have developed a plan to expand our voclosporin renal franchise to include proteinuric kidney diseases beyond LN. Additionally, we are also furthering development of VOS for the treatment of DES.

The key elements of our corporate strategy include:

•	filing an NDA with the FDA for marketing approval for the use of voclosporin by the end of the second quarter of 2020 (which was completed on May 26, 2020):

•	conducting pre-commercial activities including building out the organization to efficiently launch voclosporin as a treatment for LN upon successful approval by the FDA;

•	conducting a Phase 2/3 AUDREY™ clinical trial of VOS for the treatment of DES with results expected in the second half of 2020;

•	evaluating voclosporin in additional proteinuric kidney diseases; and

•	evaluating potential synergistic assets that are complementary to our clinical, regulatory and therapeutic expertise.

LN

LN is an inflammation of the kidney caused by systemic lupus erythematosus (“SLE”) and represents a serious progression of SLE. SLE is a chronic, complex and often disabling disorder. The disease is highly heterogeneous, affecting a wide range of organs and tissue systems. Unlike SLE, LN has straightforward disease outcomes (measuring proteinuria) where an early response correlates with long-term outcomes. In patients with LN, renal damage results in proteinuria and/or hematuria and a decrease in renal function as evidenced by reduced estimated glomerular filtration rate (“eGFR”), and increased serum creatinine levels. eGFR is assessed through the Chronic Kidney Disease Epidemiology Collaboration equation. In 2004, a study indicated rapid control and reduction of proteinuria in LN patients measured at six months showed a reduction in the need for dialysis at 10 years. LN can be debilitating and costly and if poorly controlled, can lead to permanent and irreversible tissue damage within the kidney. Recent literature suggests severe LN progresses to end-stage renal disease (“ESRD”) within 15 years of diagnosis in 10%-30% of patients, thus making LN a serious and potentially life-threatening condition. SLE patients with renal damage have a 14-fold increased risk of premature death, while SLE patients with ESRD have a greater than 60-fold increased risk of premature death. In 2009, mean annual cost for patients (both direct and indirect) with SLE (with no nephritis) have been estimated to exceed $20,000 per year per patient, while the mean annual cost for patients (both direct and indirect) with LN who progress to intermittent ESRD have been estimated to exceed $60,000 per year per patient.

DES

DES is characterized by irritation and inflammation that occurs when the eye’s tear film is compromised by reduced tear production, imbalanced tear composition, or excessive tear evaporation. The impact of DES ranges from subtle, yet constant eye irritation to significant inflammation and scarring of the eye’s surface. Discomfort and pain resulting from DES can reduce quality of life and cause difficulty reading, driving, using computers and performing daily activities. DES is a chronic disease. There are currently three FDA approved prescription therapies for the treatment of dry eye, two of which are CNIs; however, there is opportunity for potential improvement in the effectiveness of therapies by enhancing tolerability, onset of action and alleviating the need for repetitive dosing. A 2017 publication estimated there were approximately 16 million diagnosed patients with DES in the United States.

FSGS, a Proteinuric Kidney Disease

FSGS is a rare disease that attacks the kidney’s filtering units (glomeruli) causing serious scarring which leads to permanent kidney damage and even renal failure. FSGS is one of the leading causes of Nephrotic Syndrome (“NS”) and is identified by biopsy and proteinuria. NS is a collection of signs and symptoms that indicate kidney damage, including large amounts of protein in urine; low levels of albumin and higher than normal fat and cholesterol levels in the blood, this is often accompanied by edema.

In June of 2018 we initiated an open-label Phase 2 Study in FSGS with the goal of enrolling approximately 20 treatment-naïve patients in the United States. This protocol was subsequently amended during the summer of 2019 to permit enrollment of subjects who had received limited corticosteroid exposure in the past as well as the addition of clinical trial sites outside of the United States.

As a consequence of the continued difficulty identifying and enrolling primary FSGS patients, we have decided it is better to invest our capital resources in other ways. As a result, we are preparing to evaluate voclosporin in other proteinuric kidney diseases, while continuing to support patients who have participated in the FSGS exploratory study.

LN Standard of Care

While at Aspreva, certain members of our management team executed the ALMS study which established CellCept® as the current standard of care for treating LN. The ALMS study was published in 2009 in the Journal of the American Society of Nephrology and in 2011 in the New England Journal of Medicine.

The American College of Rheumatology recommends that intravenous cyclophosphamide or MMF/CellCept® be used as first-line immunosuppressive therapy for LN. Despite their use, the ALMS study showed that the vast majority of patients failed to achieve complete remission, and almost half failed to have a renal response at 24 weeks for both of these therapeutics. Based upon the results of the ALMS study, we believe that a better solution is needed to improve renal response rates for LN.

Despite CellCept® being the current standard of care for the treatment of LN, it remains far from adequate with fewer than 20% of patients on therapy actually achieving disease remission after six months of therapy and it is not approved as safe or effective for LN by the FDA. Data from 2008 suggests that an LN patient who does not achieve rapid disease remission upon treatment is more likely to experience renal failure or require dialysis at 10 years. Therefore, it is critically important to achieve disease remission as quickly and as effectively as possible.

Based on available data from both the AURA and AURORA clinical trials, we believe that voclosporin has the potential to address critical needs for LN by controlling active disease rapidly, lowering the overall steroid burden, and doing so with a convenient oral twice-daily treatment regimen. Currently, there are no approved therapies for LN in the United States or the European Union.

Market Potential and Commercial Considerations

We have conducted market research including claims database reviews (where available) and physician based research. Our physician research included approximately 900 rheumatologists and nephrologists across the United States, Europe and Japan to better define the potential market size, estimated pricing and treatment paradigms in those jurisdictions. In an updated review of the Symphony Integrated Dataverse (IDV®) claims database from 2017 using ICD-10 SLE diagnosis codes there were 421,790 individuals in that database. The National Institute of Diabetes and Digestive and Kidney Diseases estimates that up to 50% of adults with SLE are diagnosed with kidney disease at some point in their journey with lupus. Using the latest claims database research, we estimate the number of SLE patients diagnosed with kidney involvement to be no more than 150,000 in the United States and 150,000 to 215,000 for Europe and Japan combined.

Similar to other autoimmune disorders, LN is a flaring and remitting disease. The destructive disease cycle people with LN go through is depicted below. The disease cycles from being in remission to being in flare, achieving PR and being back in remission. Treatment objectives between LN and other autoimmune diseases are remarkably similar. In other autoimmune conditions such as Multiple Sclerosis, Crohn’s, Rheumatoid Arthritis and SLE, physicians’ goals are to induce/maintain a remission of disease, decrease frequency of hospital or ambulatory care visits and limit long term disability. In LN specifically, physicians are trying to avoid further kidney damage, dialysis, renal transplantation, and death. According to a physician survey, the frequency of LN flares amongst treated patients was approximately every 14 months across the United States and Europe. The ability to get patients into remission quickly correlates with better long-term kidney outcomes as noted above.

The population of people with LN will be in different cycles of their disease at any one time. Physicians currently use existing LN standard of care including immunosuppressants and high dose steroids to treat people with LN throughout the disease cycles including induction and maintenance phases. By studying voclosporin on top of an existing standard of care we are not seeking to displace current accepted treatment patterns. We feel that being additive to an existing standard of care in addition to the product being administered orally versus via infusion or injection can support a more rapid market adoption if approved.

Current annualized pricing (based on wholesale acquisition costs published by AnalySource®, reprinted with permission by First Databank, Inc.) for the treatments of other more prevalent autoimmune conditions such as Crohn’s, Rheumatoid Arthritis and SLE ranges from US$45,000 to US$90,000 in the United States. Of course, pricing is highly variable and dependent on a wide variety of factors, including the cost of manufacturing the product, the value perceived by physicians, regulatory concerns, payor policies, and political landscape, along with other market factors that may exist at the time the product is ready to be marketed. Wholesale acquisition cost is the manufacturer’s published catalog or list price for a drug product to wholesalers and may not reflect actual prices paid after any rebates/ discounts. We have conducted preliminary pricing research that studied a similar pricing range with payors and physicians and believe that pricing in this range may be achievable for voclosporin in the United States. Pricing for other autoimmune conditions is lower in Europe and Japan than it is in the United States, which is driven by country specific pricing and reimbursement processes. We expect that will be the case for voclosporin.

INTELLECTUAL PROPERTY RIGHTS

Patents and other proprietary rights are essential to our business. Our policy has been to file patent applications to protect technology, inventions and improvements to our inventions that are considered important to the development of our business.

We have an extensive granted patent portfolio covering voclosporin, including granted United States patents, for composition of matter, methods of use, formulations and synthesis. The corresponding Canadian, South African and Israeli patents are owned by Paladin. We anticipate that upon regulatory approval, patent protection for voclosporin will be extended in the United States (Patent Term Extension) and certain other major markets, including Europe and Japan, until at least October 2027 under the Hatch-Waxman Act in the United States and comparable patent extension laws in other countries (including the Supplementary Protection Certificate program in Europe). Opportunities may also be available to add an additional six months of exclusivity related to pediatric studies which are currently in the planning process. In addition to patent rights, we also expect to receive “new chemical entity” exclusivity for voclosporin in certain countries, which provides this type of exclusivity for five years in the United States and up to ten years in Europe.

Further, on May 14, 2019, we were granted U.S. Patent No. 10,286,036 with a term extending to December 2037, with claims directed at our voclosporin dosing protocol for LN. The allowed claims broadly cover the novel voclosporin individualized flat-dosed pharmacodynamic treatment protocol adhered to and required in both the previously reported Phase 2 AURA-LV trial and our Phase 3 confirmatory AURORA clinical trial. Notably, the allowed claims cover a method of modifying the dose of voclosporin in patients with LN based on patient specific pharmacodynamic parameters. If the FDA approves the use of voclosporin for LN and the label for such use follows the dosing protocol claimed in U.S. Patent No. 10,286,036, this patent will expand the scope of intellectual property protection for voclosporin, which already includes manufacturing, formulation, synthesis and composition of matter patents. We have also filed for protection of this subject matter under the Patent Cooperation Treaty and have the option of applying for similar protection in the member countries thereof. This may lead to the granting of similar claims in major global pharmaceutical markets.

We have licensed the development and distribution rights to voclosporin for China, Hong Kong and Taiwan to 3SBio. This license is royalty bearing and we will also supply finished product to 3SBio on a cost-plus basis. We do not expect to receive any royalty revenue pursuant to this license in the foreseeable future.

We have patent protection for VOS as we own three granted United States patents and 14 patents in other jurisdictions related to ophthalmic formulations of calcineurin inhibitors or mTOR inhibitors, including voclosporin. We also have one granted United States patent and 10 patents in other jurisdictions related to topical drug delivery system for ophthalmic use. These patents expire between 2028 and 2031.

RISK FACTORS

Investing in Securities involves a high degree of risk. In addition to the other information included or incorporated by reference in this Prospectus or any applicable Prospectus Supplement, you should carefully consider the risks described below before purchasing Securities. If any of the following risks actually occur, our business, financial condition and results of operations could materially suffer. As a result, the trading price of Common Shares could decline, and you might lose all or part of your investment. The risks set out below are not the only risks we face; risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition and results of operations. You should also refer to the other information set forth or incorporated by reference in this Prospectus or any applicable Prospectus Supplement, including our consolidated financial statements and related notes.

Risks Relating to Aurinia’s Business

Clinical Trial Progress and Results – Heavy Dependence on Voclosporin

We have invested a significant portion of our time and financial resources in the development of voclosporin. Voclosporin is currently our only product candidate. We anticipate that our ability to generate revenues and meet expectations will depend on the successful development and commercialization of voclosporin. The successful development and commercialization of voclosporin will depend on several factors, including the following:

•

successful and timely completion of our clinical programs in LN and DES, including the AURORA 2 extension study and AUDREY™ clinical trial which is anticipated to be completed in the second half of 2020;

•	receipt of marketing approvals from the FDA and other regulatory authorities with a commercially viable label;

•	securing and maintaining sufficient expertise and resources to help in the continuing development and eventual commercialization of voclosporin;

•	maintaining suitable manufacturing and supply arrangements to ensure commercial quantities of the product through validated processes;

•	acceptance and adoption of the product by the medical community and third-party payors; and

•

our ability to raise future financial resources when required. Future additional sources of capital could include payments from equity financings, debt financings, potential new licensing partners, and/or the monetization of our intangible assets.

It is possible that we may decide to discontinue the development of voclosporin at any time for commercial, scientific, or regulatory reasons. If voclosporin is developed, but not marketed, we will have invested significant resources and our future operating results and financial conditions would be significantly adversely affected. If we are not successful in commercializing voclosporin, or significantly delayed in doing so, our business will be materially harmed, and we may need to curtail or cease operations.

We may not be able to obtain required regulatory approvals for our product candidate and there is no assurance of successful development

We have not completed the development of any therapeutic products and in particular, voclosporin, and therefore there can be no assurance that any product will be successfully developed. Voclosporin has not received regulatory approval for our commercial use and sale for any indication, in any jurisdiction. We cannot market a pharmaceutical product in any jurisdiction until it has completed thorough pre-clinical testing and clinical trials in addition to that jurisdiction’s extensive regulatory approval process. In general, significant research and development and clinical studies are required to demonstrate the safety and effectiveness of our product before submission of any regulatory applications. We may never obtain the required regulatory approvals for our product in any indication. Product candidates require significant additional research and development efforts, including clinical trials, prior to regulatory approval and potential commercialization, however, there can be no assurance that the results of all required clinical trials will demonstrate that these product candidates are safe and effective or, even if the results of all required clinical trials do demonstrate that these product candidates are safe and effective, or even if the results of the clinical trials are considered successful by us, that the regulatory authorities will not require us to conduct additional clinical trials before they will consider approving product candidates for commercial use. The FDA and other regulators have substantial discretion in the approval process.

Approval or consent by regulatory authorities to commence a clinical trial does not indicate that the device, drug, or treatment being studied can or will be approved. Of the large number of drugs in development, only a small percentage result in the submission of an application to the FDA and even fewer are approved for commercialization. The process of obtaining required approvals (such as, but not limited to, the approval of the FDA, the EMA, PMDA and Health Canada) is complex, expensive, time intensive, entails significant uncertainty and there can be no assurance that future products will be successfully developed, proven safe and effective in clinical trials or receive applicable regulatory approvals. Potential investors should be aware of the risks, problems, delays, expenses and difficulties which may be encountered by us in view of the extensive regulatory environment which controls our business. The regulatory review process typically varies in time, may take years to complete and approval is not guaranteed. Any approval might also contain significant limitations which may affect our ability to successfully develop its product candidate. Also, any regulatory approval once obtained, may be withdrawn. If regulatory approval is obtained in one jurisdiction, that does not necessarily mean that we will receive regulatory approval in all jurisdictions in which we may seek approval, or any regulatory approval obtained may not be as broad as what was obtained in other jurisdictions. However, the failure to obtain approval for our product candidate in one or more jurisdictions may negatively impact our ability to obtain approval in a different jurisdiction. If our development efforts for our product candidate are not successful or regulatory approval is not obtained in a timely fashion, on acceptable terms or at all, it could harm the business, financial condition, and results of operations.

The results of our completed pre-clinical studies and clinical trials may not be indicative of future clinical trial results. A commitment of substantial resources to conduct time-consuming research, pre-clinical studies, and clinical trials will be required if we are to complete the development of our product.

There can be no assurance that unacceptable toxicities or adverse side effects will not occur at any time in the course of pre-clinical studies or human clinical trials or, if any products are successfully developed and approved for marketing, during commercial use of our product. The appearance of any such unacceptable toxicities or adverse side effects could interrupt, limit, delay, or abort the development of our product or, if previously approved, necessitate its withdrawal from the market. Furthermore, there can be no assurance that disease resistance or other unforeseen factors will not limit the effectiveness of our product. Any products resulting from our programs are not expected to be successfully developed or made commercially available in the near term and may not be successfully developed or made commercially available at all. Should our product prove to have insufficient benefit and/or have an unsafe profile, its development will likely be discontinued.

Our future performance will be impacted by a number of important factors, including, in the short-term, our ability to continue to generate cash flow from financings, and in the longer term, our ability to generate royalty or other revenues from licensed technology and bring new products to the market. Our future success will require efficacy and safety of our product and regulatory approval for the product. Future success of commercialization of any product is also dependent on our ability to obtain patents, enforce such patents, avoid patent infringement, and obtain patent extensions where applicable.

Government Regulation

The production and marketing of our product and our ongoing research and development activities are subject to regulation by numerous federal, provincial, state and local governmental authorities in the United States and any other countries where we may test or market our product. These laws require the approval of manufacturing facilities, including adhering to “good manufacturing” and/or “good laboratory” practices during production and storage, the controlled research and testing of products, governmental review and approval of submissions requiring manufacturing, pre-clinical and clinical data to establish the safety and efficacy of the product for each use sought in order to obtain marketing approval, and the control of marketing activities, including advertising and labeling. Failure to adhere to these requirements could invalidate our data.

If we secure regulatory approval, we would continue to be subject to extensive ongoing regulatory requirements. Manufacturing of approved drug products must comply with extensive regulations governing GMP. Manufacturers and their facilities are subject to continual review and periodic inspections. As we may be dependent on third parties for manufacturing, we will have limited ability to ensure that any entity manufacturing products on our behalf is doing so in compliance with applicable GMP requirements. Failure or delay by any manufacturer of our product to comply with GMP regulations or to satisfy regulatory inspections could harm us, including potentially preventing us from being able to supply products for clinical trials or commercial sales. In addition, manufacturers may need to obtain approval from regulatory authorities for product, manufacturing, or labeling changes, which requires time and money to obtain and can cause delays in product availability. We are also required to comply with good distribution practices such as maintenance of storage and shipping conditions, as well as security of products, in order to ensure product quality determined by GMP is maintained throughout the distribution network. In addition, we are subject to regulations governing the import and export of our products.

Sales and marketing of pharmaceutical products are subject to extensive federal and provincial or state laws governing on-label and off-label advertising, scientific/educational grants, gifts, consulting and pricing and are also subject to consumer protection and unfair competition laws. Compliance with extensive regulatory and enforcement requirements requires training and monitoring of the sales force and other field personnel, which could impose a substantial cost on us. To the extent our product is marketed by collaborators, our ability to ensure their compliance with applicable regulations would be limited. In addition, we are subject to regulations governing the design, testing, control, manufacturing, distribution, labeling, quality assurance, packaging, storage, shipping, import and export of our product candidate.

There can be no assurance that we will be able to achieve or maintain regulatory compliance with respect to all or any part of our current or future products or that we will be able to timely and profitably produce our product while complying with applicable regulatory requirements. If we fail to maintain compliance, regulatory authorities may not allow the continuation of the drug development programs or require us to make substantial changes to the drug. Any such actions could harm the business, financial condition, and results of operations.

Even if we obtain FDA approval of any of our product candidates, we may never obtain approval or commercialize our products outside of the United States, which would limit our ability to realize their full market potential.

In order to market any products outside the United States, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval procedures vary among countries and may require additional preclinical studies or clinical trials or additional administrative review periods, which could result in significant delays, difficulties and costs for us. In addition, our failure to obtain regulatory approval in any country may delay or have negative effects on the process for regulatory approval in other countries. We do not have any product candidates approved for sale in any jurisdiction, including international markets, and we do not have experience in obtaining regulatory approval in international markets. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, our target market will be reduced and our ability to realize the full market potential of our products could be harmed.

Our product candidates may have undesirable side effects which may delay or prevent further clinical development or marketing approval, or, if approval is received, require them to be taken off the market, require them to include safety warnings or otherwise limit their sales.

Although all of our product candidates have undergone or will undergo safety testing, not all adverse effects of drugs can be predicted or anticipated. Unforeseen side effects from any of our product candidates could arise either during clinical development or, if approved by regulatory authorities, after the approved product has been marketed. All of our product candidates are still in clinical or preclinical development. Ongoing or future trials of our product candidates may not support the conclusion that one or more of these product candidates have acceptable safety profiles. The results of future clinical or preclinical trials may show that our product candidates cause undesirable or unacceptable side effects, which could interrupt, delay or halt clinical trials, and result in delay of, or failure to obtain, marketing approval from the FDA and other regulatory authorities, or result in marketing approval from the FDA and other regulatory authorities with restrictive label warnings or potential product liability claims. If any of our product candidates receives marketing approval and we or others later identify undesirable or unacceptable side effects caused by such products:

•	regulatory authorities may require us to take our approved product off the market;

•	regulatory authorities may require the addition of labeling statements, specific warnings, a contraindication or field alerts to physicians and pharmacies;

•	we may be required to change the way the product is administered, impose other risk-management measures, conduct additional clinical trials or change the labeling of the product;

•	we may be subject to limitations on how we may promote the product;

•	sales of the product may decrease significantly;

•	we may be subject to litigation or product liability claims; and

•	our reputation may suffer.

Any of these events could prevent us, our collaborators or our potential future partners from achieving or maintaining market acceptance of the affected product or could substantially increase commercialization costs and expenses, which in turn could delay or prevent us from generating significant revenue from the sale of our products.

We will have significant additional future capital needs in 2020 and beyond and there may be uncertainties as to our ability to raise additional funding in the future to meet these needs.

We will require significant additional capital resources to expand our business, in particular the further development of our product candidate, voclosporin, whether for LN or any other indication. Advancing our product candidate, marketing for our product, or acquisition and development of any new products or product candidates will require considerable resources and additional access to capital markets. In addition, our future cash requirements may vary materially from those now expected. For example, our future capital requirements may increase if:

•	we experience unexpected or increased costs relating to preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, or other lawsuits, brought by either us or our competition;

•

we experience scientific progress sooner than expected in our discovery, research and development projects, if we expand the magnitude and scope of these activities, or if we modify our focus as a result of our discoveries;

•	we are required to perform additional pre-clinical studies and clinical trials; or

•	we elect to develop, acquire or license new technologies, products or businesses.

We could potentially seek additional funding through corporate collaborations and licensing arrangements or through public or private equity or debt financing. However, if capital market conditions in general, or with respect to life sciences companies such as ours, are unfavorable, our ability to obtain significant additional funding on acceptable terms, if at all, will be negatively affected. Additional financing that we may pursue may involve the sale of Common Shares which could result in significant dilution to our shareholders. If sufficient capital is not available, we may be required to delay our research and development projects, which could harm our business, financial condition, prospects or results of operations.

Patents and Proprietary Technology

Patents and other proprietary rights are essential to our business. Our policy has been to file patent applications to protect technology, inventions, and improvements to our inventions that are considered important to the development of our business.

Our success will depend in part on our ability to obtain patents, defend patents, maintain trade secret protection and operate without infringing on the proprietary rights of others. Interpretation and evaluation of pharmaceutical patent claims present complex and often novel legal and factual questions. Accordingly, there is some question as to the extent to which biopharmaceutical discoveries and related products and processes can be effectively protected by patents. As a result, there can be no assurance that:

•	patent applications will result in the issuance of patents;

•	additional proprietary products developed will be patentable;

•	patents issued will provide adequate protection or any competitive advantages;

•	patents issued will not be successfully challenged by third parties;

•	our products do not infringe the patents or intellectual property of others; or

•	that we will be able to obtain any extensions of the patent term.

A number of pharmaceutical, biotechnology, and medical device companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to our business. Some of these technologies, applications or patents may conflict with or adversely affect our technologies or intellectual property rights. Any conflicts with the intellectual property of others could limit the scope of the patents, if any, that we may be able to obtain or result in the denial of patent applications altogether.

Further, there may be uncertainty as to whether we may be able to successfully defend any challenge to our patent portfolio. Moreover, we may have to participate in interference proceedings in the various jurisdictions around the world. An unfavorable outcome in an interference or opposition proceeding or a conflict with the intellectual property of others could preclude us or our collaborators or licensees from making, using or selling products using the technology, or require us to obtain license rights from third parties. It is not known whether any prevailing party would offer a license on commercially acceptable terms, if at all. Further, any such license could require the expenditure of substantial time and resources and could harm our business. If such licenses are not available, we could encounter delays or prohibition of the development or introduction of our product.

On May 14, 2019, we were granted U.S. Patent No. 10,286,036 with a term extending to December 2037, with claims directed at our voclosporin dosing protocol for LN. The allowed claims broadly cover the novel voclosporin individualized flat-dosed pharmacodynamic treatment protocol adhered to and required in both the previously reported Phase 2 AURA-LV trial and our Phase 3 confirmatory AURORA clinical trial. Notably, the allowed claims cover a method of modifying the dose of voclosporin in patients with LN based on patient specific pharmacodynamic parameters. For this patent to be useful, it will require that the FDA approve the use of voclosporin for LN and that the label for such use will follow the dosing protocol under the Notice of Allowance claims.

Clinical trials for our product candidate are expensive and time-consuming, and their outcome is uncertain.

Before we can obtain regulatory approval for the commercial sale of any product candidate currently under development, we are required to complete extensive clinical trials to demonstrate its safety and efficacy. Clinical trials are very expensive and difficult to design and implement. The clinical trial process is also time-consuming. If we find a collaboration partner for the development of voclosporin (whether for LN, DES or any other indication), the clinical trials are expected to continue for several years, although costs associated with voclosporin may well be shared with our collaboration partner. The timing of the commencement, continuation and completion of clinical trials may be subject to significant delays relating to various causes, including:

•	our inability to find collaboration partners, if needed;

•	our inability to manufacture or obtain sufficient quantities of materials for use in clinical trials;

•	delays in obtaining regulatory approvals to commence a study, or government intervention to suspend or terminate a study;

•

delays, suspension, or termination of the clinical trials imposed by the Institutional Review Board/Independent Ethics Committee responsible for overseeing the study to protect research subjects at a particular study site;

•	delays in identifying and reaching agreement on acceptable terms with prospective clinical trial sites;

•	slower than expected rates of patient recruitment and enrollment;

•	uncertain dosing issues;

•	inability or unwillingness of medical investigators to follow our clinical protocols;

•	variability in the number and types of subjects available for each study and resulting difficulties in identifying and enrolling subjects who meet trial eligibility criteria;

•	scheduling conflicts with participating clinicians and clinical institutions;

•	difficulty in maintaining contact with subjects after treatment, which results in incomplete data;

•	unforeseen safety issues or side effects;

•	lack of efficacy during the clinical trials;

•	our reliance on clinical research organizations to conduct clinical trials, which may not conduct those trials with good clinical or laboratory practices; or

•	other regulatory delays.

The outbreak of the novel strain of coronavirus, COVID-19, could adversely impact our business, including our preclinical studies and clinical trials.

In December 2019, a novel strain of coronavirus, COVID-19, surfaced in Wuhan, China. Since then, COVID-19 has spread to multiple countries, including Canada and, more significantly, the United States. In response to the spread of COVID-19, we have closed our offices with our administrative employees continuing their work outside of our offices and restricted on-site staff to only those required to execute their job responsibilities. As a result of the COVID-19 outbreak, we may experience disruptions that could severely impact our business, preclinical studies and clinical trials, including:

•	delays or difficulties in enrolling patients in our clinical trials;

•	delays or difficulties in building out commercial infrastructure;

•	delays in recruiting for key positions;

•	delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff;

•

interruption of key clinical trial activities, such as clinical trial site data monitoring, due to limitations on travel imposed or recommended by federal, provincial or state governments, employers and others or interruption of clinical trial subject visits and study procedures, which may impact the integrity of subject data and clinical study endpoints;

•	interruption or delays in the operations of the FDA, which may impact approval timelines;

•

interruption of, or delays in receiving supplies of our product candidates from our contract manufacturing organizations due to staffing shortages, production slowdowns or stoppages and disruptions in delivery systems; and

•

limitations on employee resources that would otherwise be focused on the conduct of our preclinical studies and clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people.

In addition, the trading prices for our Common Shares and other biopharmaceutical companies have been highly volatile as a result of the COVID-19 epidemic. As a result, we may face difficulties raising capital through sales of Common Shares or such sales may be on unfavorable terms. The COVID-19 outbreak continues to rapidly evolve. The extent to which the outbreak may impact our business, preclinical studies and clinical trials will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in Canada, the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the Canada, the United States and other countries to contain and treat the disease.

To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this Prospectus. Because of the highly uncertain and dynamic nature of events relating to the COVID-19 pandemic, it is not currently possible to estimate the impact of COVID-19 on our business. However, these effects could have a material impact on our operations, and we will continue to monitor the COVID-19 situation.

The results of pre-clinical studies and initial clinical trials are not necessarily predictive of future results, and our current product candidate may not have favourable results in later trials or in the commercial setting.

Success in pre-clinical or animal studies and early clinical trials neither ensure that later large-scale efficacy trials will be successful, nor does it predict final results. Pre-clinical tests and Phase 1 and Phase 2 clinical trials are primarily designed to test safety, to study pharmacokinetics and pharmacodynamics and to understand the side effects of product candidates at various doses and schedules. Favourable results in early trials may not be repeated in later trials.

A number of companies in the life sciences industry have suffered significant setbacks in advanced clinical trials, even after positive results in earlier trials. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be delayed, repeated or terminated. In addition, failure to construct appropriate clinical trial protocols could result in the test or control group experiencing a disproportionate number of adverse events and could cause a clinical trial to be repeated or terminated. Pre-clinical data and the clinical results we have obtained for voclosporin (for LN or any other indication) may not predict results from studies in larger numbers of subjects drawn from more diverse populations or in a commercial setting, and also may not predict the ability of our product to achieve its intended goals, or to do so safely.

We will be required to demonstrate in Phase 3 clinical trials that voclosporin is safe and effective for use in a diverse population before we can seek regulatory approvals for its commercial sale. There is typically an extremely high rate of attrition from the failure of product candidates proceeding through clinical and post-

approval trials. If voclosporin fails to demonstrate sufficient safety and efficacy in ongoing or future clinical trials, we could experience potentially significant delays in, or be required to abandon development of, our product candidate currently under development.

Initial studies or clinical trials may not establish an adequate safety or efficacy profile for our product candidates to justify proceeding to advanced clinical trials or an application for regulatory approval.

Some of the clinical trials we conduct may be open-label in study design and may be conducted at a limited number of clinical sites on a limited number of patients. An “open-label” clinical trial is one where both the patient and investigator know whether the patient is receiving the investigational product candidate or either an existing approved drug or placebo. Most typically, open-label clinical trials test only the investigational product candidate and sometimes may do so at different dose levels. Open-label clinical trials are subject to various limitations that may exaggerate any therapeutic effect as patients in open-label clinical trials are aware when they are receiving treatment. Open-label clinical trials may be subject to a “patient bias” where patients perceive their symptoms to have improved merely due to their awareness of receiving an experimental treatment. Moreover, patients selected for early clinical studies often include the most severe sufferers and their symptoms may have been bound to improve notwithstanding the new treatment. In addition, open-label clinical trials may be subject to an “investigator bias” where those assessing and reviewing the physiological outcomes of the clinical trials are aware of which patients have received treatment and may interpret the information of the treated group more favorably given this knowledge. The results from clinical trial may not be predictive of future clinical trial results with product candidates for which we conduct an open-label clinical trial when studied in a controlled environment with a placebo or active control.

Our industry is subject to health and safety risks.

While we take substantial precautions such as laboratory and clinical testing, toxicology studies, quality control and assurance testing and controlled production methods, the health and safety risks associated with producing a product for human ingestion cannot be eliminated. Products produced by us may be found to be, or to contain substances that are harmful to the health of our patients and customers and which, in extreme cases, may cause serious health conditions or death. This sort of finding may expose us to substantial risk of litigation and liability.

Further, we would be forced to discontinue production of our product, which would harm our profitability. We maintain product liability insurance coverage; however, there is no guarantee that our current coverage will be sufficient or that we can secure insurance coverage in the future at commercially viable rates or with the appropriate limits.

Even if approved, our product may not achieve or maintain expected levels of market acceptance among physicians, patients, the medical community, and third-party payors, which could harm our business, financial condition and results of operations and could cause the market value of our Securities to decline.

Even if we are able to obtain regulatory approvals for our product, the commercial success of the product is dependent upon achieving and maintaining market acceptance among physicians, patients and the medical community. New product candidates that appear promising in development may fail to reach the market or may have only limited or no commercial success. Levels of market acceptance for our product could be impacted by several factors, many of which are not within our control, including but not limited to:

•	limitations or warnings contained in the approved labeling for a product candidate;

•	changes in the standard of care for the targeted indications for any of our product candidates;

•	limitations in the approved clinical indications for our product candidates;

•	demonstrated clinical safety and efficacy compared to other products;

•	lack of significant adverse side effects;

•	sales, marketing and distribution support;

•	availability and extent of reimbursement from managed care plans and other third-party payors;

•	timing of market introduction and perceived effectiveness of competitive products;

•	the degree of cost-effectiveness of our product candidates;

•	availability of alternative therapies at similar or lower cost, including generic and over-the-counter products;

•	the extent to which the product candidate is approved for inclusion on formularies of hospitals and managed care organizations;

•	whether the product is designated under physician treatment guidelines as a first-line therapy or as a second- or third-line therapy for particular diseases;

•	adverse publicity about our product candidates or favorable publicity about competitive products;

•	convenience and ease of administration of our products; and

•	potential product liability claims.

If any of our product candidates are approved, but do not achieve an adequate level of acceptance by physicians, patients and the medical community, we may not generate sufficient revenue from these products, and we may not become or remain profitable. Efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful.

In addition, by the time any products are ready to be commercialized, what we believe to be the market for these products may have changed. Our estimates of the number of patients who have received or might have been candidates to use a specific product may not accurately reflect the true market or market prices for such products or the extent to which such products, if successfully developed, will actually be used by patients. Our failure to successfully introduce and market our products could harm our business, financial condition, and results of operations.

We are dependent upon key personnel to achieve our business objectives.

Our ability to retain key personnel and attract other qualified individuals is critical to our success. As a technology-driven company, intellectual input from key management and personnel is critical to achieve our business objectives. The loss of the services of key individuals might significantly delay or prevent achievement of our business objectives. In addition, because of a relative scarcity of individuals with experience and the high degree of education and scientific achievement required for our business, competition among life sciences companies for qualified employees is intense and, as a result, we may not be able to attract and retain such individuals on acceptable terms, or at all. In addition, because we do not maintain “key person” life insurance on any of our officers, employees, or consultants, any delay in replacing such persons, or an inability to replace them with persons of similar expertise, could harm our business, financial condition, and results of operations.

We also have relationships with scientific collaborators at academic and other institutions, some of whom conduct research at our request or assist us in formulating our research and development strategies. These scientific collaborators are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. In addition, even though our collaborators are required to sign confidentiality agreements prior to working with us, they may have arrangements with other companies to assist such other companies in developing technologies that may prove competitive to us.

Incentive provisions for our key executives include the granting of stock options that vest over time, designed to encourage such individuals to stay with us. However, a low share price, whether as a result of disappointing progress in our development programs or as a result of market conditions generally, could render such agreements of little value to our key executives. In such event, our key executives could be susceptible to being hired away by our competitors who could offer a better compensation package. If we are unable to attract and retain key personnel, our business, financial conditions and results of operations may be adversely affected.

Product Development Goals and Time Frames

We set goals for, and make public statements regarding, timing of the accomplishment of objectives material to our success, such as the commencement and completion of clinical trials, anticipated regulatory approval dates, and time of product launch. The actual timing of these events can vary dramatically due to factors such as delays or failures in clinical trials, the uncertainties inherent in the regulatory approval process, and delays in achieving product development, manufacturing, or marketing milestones necessary to commercialize our product. There can be no assurance that our clinical trials will be completed, that regulatory submissions will be made or receive regulatory approvals as planned, or that we will be able to adhere to the current schedule for the validation of manufacturing and launch of our product. If we fail to achieve one or more of these milestones as planned, the price of the Common Shares could decline.

We are exposed to risks relating to the write-down of intangible assets, which comprises a significant portion of our total assets.

A significant amount of our total assets relate to our intellectual property. As of December 31, 2019, the carrying value of our intangible assets was approximately US$11.2 million. In accordance with IFRS, we are required to review the carrying value of its intangible assets for impairment periodically or when certain triggers occur. Such impairment will result in a write-down of the intangible asset and the write-down is charged to income during the period in which the impairment occurs. The write-down of any intangible assets could harm our business, financial condition, and results of operations.

If we were to lose our foreign private issuer status under U.S. federal securities laws, we would likely incur additional expenses associated with compliance with the U.S. securities laws applicable to U.S. domestic issuers.

As a foreign private issuer, as defined in Rule 3b-4 under the Exchange Act, we are exempt from certain of the provisions of the U.S. federal securities laws. For example, the U.S. proxy rules and the Section 16 reporting and “short swing” profit rules do not apply to foreign private issuers. However, if we were to lose our status as a foreign private issuer, these regulations would immediately apply and we would also be required to commence reporting on forms required of U.S. companies, such as Forms 10-K, 10-Q and 8-K, rather than the forms currently available to us, such as Forms 40-F and 6-K. Compliance with these additional disclosure and timing requirements under these securities laws would likely result in increased expenses and would require our management to devote substantial time and resources to comply with new regulatory requirements. Further, to the extent that we were to offer or sell our Securities outside of the United States, we would have to comply with the more restrictive Regulation S requirements that apply to U.S. companies, and we would no longer be able to utilize the multijurisdictional disclosure system forms for registered offerings by Canadian companies in the United States, which could limit our ability to access the capital markets in the future. We anticipate that we may lose our status as a foreign private issuer at July 1, 2020.

Legislative actions, potential new accounting pronouncements, and higher insurance costs are likely to impact our future financial position or results of operations.

Future changes in financial accounting standards may cause adverse, unexpected revenue fluctuations and affect our financial position or results of operations. New pronouncements and varying interpretations of pronouncements have occurred with greater frequency and are expected to occur in the future. Compliance with changing regulations of corporate governance and public disclosure may result in additional expenses. All of these uncertainties are leading generally toward increasing insurance costs, which may adversely affect our business, results of operations and our ability to purchase any such insurance, at acceptable rates or at all, in the future.

We rely on third parties for the supply and manufacture of voclosporin, which can be unpredictable in terms of quality, cost, timing and availability. If we encounter any such difficulties, our ability to supply our product candidates for clinical trials or, if approved, for commercial sale could be delayed or halted entirely.

Our drug, voclosporin, requires a specialized manufacturing process. Lonza is currently the sole source manufacturer of voclosporin.

We have contracted Catalent to encapsulate and package voclosporin for our AURORA clinical trial program. Catalent is currently the sole supplier for encapsulating and packaging our clinical drug supply.

It is our intention that Catalent will provide services with respect to encapsulating the voclosporin required for future clinical and commercial supply needs and PCI Pharma Services will provide services with respect to packaging for commercial supply.

We have contracted Unither to manufacture VOS for our DES clinical studies, and we have contracted Sharp Clinical to package VOS for our clinical DES studies.

The FDA and other regulatory authorities require that drugs be manufactured in accordance with the current GMP regulations, as established from time to time. Accordingly, in the event we receive marketing approvals for voclosporin, it may need to rely on a limited number of third parties to manufacture and formulate voclosporin. We may not be able to arrange for our product to be manufactured on reasonable terms or in sufficient quantities.

Manufacturers of pharmaceutical products often encounter difficulties in production, especially in scaling up initial production. These problems include difficulties with production costs and yields, stability, quality control and assurance, and shortages of qualified personnel, as well as compliance with strictly enforced federal, provincial and foreign regulations. We rely on a limited number of third parties to manufacture and supply raw materials for our product. The third parties we choose to manufacture and supply raw materials for our product are not under our control and may not perform as agreed or may terminate their agreements with us, and we may not be able to find other third parties to manufacture and supply raw materials on commercially reasonable terms, or at all. If either of these events were to occur, our operating results and financial condition would be adversely affected.

In addition, drug and chemical manufacturers are subject to various regulatory inspections, including those conducted by the FDA, to ensure strict compliance with GMP and other government regulations. While we are obligated to audit the performance of our third-party contractors, we do not have complete control over their compliance. We could be adversely impacted if our third-party manufacturers do not comply with these standards and regulations. For non-compliance, the regulatory authority may levy penalties and sanctions, including fines, injunctions, civil penalties, failure of the government to grant review of submissions or market approval of drugs, or cause delays, suspension or withdrawal of approvals, product seizures or recalls, operating restrictions, facility closures and criminal prosecutions. Any of this will have a material adverse impact on our business, financial condition, and results of operations.

The process of manufacturing our product candidates is extremely susceptible to product loss due to a variety of factors, including but not limited to contamination, equipment failure or improper installation or operation of equipment, vendor or operator error, contamination and inconsistency in yields, variability in product characteristics, and difficulties in scaling the production process. Even minor deviations from manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in our product candidates or in the manufacturing facilities in which our product candidates are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. Any adverse developments affecting manufacturing operations for our product candidates, if any are approved, may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls, or other interruptions in the supply of our products. We may also have to take inventory write- offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives.

Anticipated revenues may be derived from licensing activities.

We anticipate that our revenues in the future may be derived from products licensed to pharmaceutical and biotechnology companies. Accordingly, these revenues will depend, in large part, upon the success of these companies, and our operating results may fluctuate substantially due to reductions and delays in their research, development and marketing expenditures. These reductions and delays may result from factors that are not within our control, including:

•	changes in economic conditions;

•	changes in the regulatory environment, including governmental pricing controls affecting health care and health care providers;

•	pricing pressures; and

•	other factors affecting research and development spending.

Lack of Operating Profits

We have incurred losses and anticipate that our losses will increase as we continue the development of voclosporin and clinical trials and seek regulatory approval for the sale of our therapeutic product. There can be no assurance that we will have earnings or positive cash flow in the future.

As at December 31, 2019, we had an accumulated deficit of US$539.8 million. The net operating losses over the near-term and the next several years are expected to continue as a result of initiating new clinical trials and activities necessary to support regulatory approval and commercialization of our product. There can be no assurance that we will be able to generate sufficient product revenue to become profitable at all or on a sustained basis. We expect to have quarter-to-quarter fluctuations in expenses, some of which could be significant, due to research, development, and clinical trial activities, as well as regulatory and commercialization activities.

Negative Cash Flow

We had negative operating cash flow for the financial year ended December 31, 2019. We anticipate that we will continue to have negative cash flow as we continue our development of voclosporin. To the extent that we have negative operating cash flow in future periods, we will likely need to allocate a portion of our cash reserves to fund such negative cash flow. We may also be required to raise additional funds through the issuance of equity or debt securities. There can be no assurance that we will be able to generate a positive cash flow from our operations, that additional capital or other types of financing will be available when needed or that these financings will be on terms favourable or acceptable to us.

We may not realize the anticipated benefits of acquisitions or product licenses and integration of these acquisitions and any products acquired or licensed may disrupt our business and management.

As part of our business strategy, we may acquire additional companies, products or technologies principally related to, or complementary to, our current operations. At any given time, we may be evaluating new acquisitions of companies, products or technologies or may be exploring new licensing opportunities, and may have entered into confidentiality agreements, non-binding letters of intent or may be in the process of conducting due diligence with respect to such opportunities. Any such acquisitions will be accompanied by certain risks including, but not limited to:

•	exposure to unknown liabilities of acquired companies and the unknown issues with any associated technologies or research;

•	higher than anticipated acquisition costs and expenses;

•	the difficulty and expense of integrating operations, systems, and personnel of acquired companies;

•	disruption of our ongoing business;

•	inability to retain key customers, distributors, vendors and other business partners of the acquired company;

•	diversion of management’s time and attention; and

•	possible dilution to shareholders.

We may not be able to successfully overcome these risks and other problems associated with acquisitions and this may adversely affect our business, financial condition or results of operations.

Our business depends heavily on the use of information technologies.

Several key areas of our business depend on the use of information technologies, including production, manufacturing and logistics, as well as clinical and regulatory matters. Despite our best efforts to prevent such behavior, third parties may nonetheless attempt to hack into our systems and obtain data relating to our pre-clinical studies, clinical trials, patients using our product or our proprietary information on voclosporin. If we fail to maintain or protect our information systems and data integrity effectively, we could have problems in determining product cost estimates and establishing appropriate pricing, have difficulty preventing, detecting, and controlling fraud, have disputes with physicians, and other health care professionals, have regulatory sanctions or penalties imposed, have increases in operating expenses, incur expenses or lose revenues as a result of a data privacy breach, or suffer other adverse consequences. While we have invested in the protection of data and information technology, there can be no assurance that our efforts or those of our third-party collaborators, if any, or manufacturers, to implement adequate security and quality measures for data processing would be sufficient to protect against data deterioration or loss in the event of a system malfunction, or to prevent data from being stolen or corrupted in the event of a security breach. Any such loss or breach could harm our business, operating results and financial condition.

Competition and Technological Change

The industry in which we operate is highly competitive and we have numerous domestic and foreign competitors, including major pharmaceutical and chemical companies, specialized biotechnology companies, universities, academic institutions, government agencies, public and private research organizations and large, fully-integrated pharmaceutical companies which have extensive resources and experience in research and development, process development, clinical evaluation, manufacturing, regulatory affairs, distribution and marketing. Many of our potential competitors possess substantially greater research and development skills, financial, technical and marketing expertise and human resources than we do, and may be better equipped to develop, manufacture and market products. There is a risk that new products and technologies may be developed which may be more effective or commercially viable than the product being developed or marketed by us, thus making our product non-competitive or obsolete. There may also be market resistance to the acceptance of our new product in any indication and a risk that the product, even though clinically effective, is not economically viable in the commercial production stage.

Reliance on Partners

Our strategy and success for the research, development, and commercialization of voclosporin in China is dependent upon the activities of third parties with rights to voclosporin in those jurisdictions. The amount and timing of resources such third parties will devote to these activities may not be within our control. There can be no assurance that those third parties will perform as expected.

The license, research and development agreements with the third parties referenced above include indemnification and obligation provisions that are customary in the industry. These guarantees generally require us to compensate the other party for certain damages and costs incurred as a result of third-party claims or damages arising from these transactions. These provisions may survive termination of the underlying agreement. The nature of the potential obligations prevents us from making a reasonable estimate of the maximum potential amount we could be required to pay.

Reliance on Other Third Parties

We depend on third parties for the sourcing of components or for the product itself. Furthermore, as with other pharmaceutical companies, we rely on medical institutions for testing and clinically validating our prospective product. We do not anticipate any difficulties in obtaining required components or products or any difficulties in the validation and clinical testing of our product but there is no guarantee that they will be obtained.

We currently rely on contact research organizations (“CROs”) for the conduct of our clinical trials. These CROs operate in accordance with good clinical management practices mandated by the regulatory authorities and are subject to regular audits by regulatory authorities and by us.

We also have arrangements for the encapsulation, packaging and labeling of voclosporin through third-party suppliers. Contract manufacturers must operate in compliance with regulatory requirements. Failure to do so could result in, among other things, the disruption of product supplies.

We could be subject to litigation, allegations or other legal claims.

Our assets or our business activities may be subject to disputes that may result in litigation or other legal claims. We may be subject to allegations through press, social media, the courts or other mediums that may or may not be founded. We may be required to respond to or defend against these claims and/or allegations, which will divert resources away from our principal business. There can be no assurance that our defense of such claims and/or allegations would be successful, and we may be required to make material settlements. This could have a material adverse effect on our business prospects, results of operations, cash flows, financial condition and corporate reputation.

Our ability to achieve revenues and successfully commercialize voclosporin, if approved, or any of our other product candidates will depend on establishing effective sales, marketing and distribution capabilities or relationships.

We currently have limited marketing, sales and distribution infrastructure and we have limited sales and marketing experience within our organization. We are currently conducting pre-commercial activities including building out the organization to efficiently launch voclosporin and, if voclosporin or any of our other product candidates are approved, intend to establish a sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize our product candidates in the United States and, potentially, to outsource this function to a third-party outside of the United States. Both of these options would be expensive and time consuming, and would require a significant allocation of resources, including the time and attention of our management. In addition, we would need to devote resources to the development and maintenance of policies to ensure compliance with various health care laws related to sales and marketing of pharmaceutical products. These costs may be incurred in advance of any approval of our product candidates. In addition, we may not be able to engage a sales force in the United States that is sufficient in size or has adequate expertise in the medical markets that we intend to target. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of our products. There can be no assurance that we will be able to establish sales, marketing, and distribution capabilities or make arrangements through collaborations, licensees, or others to perform such activities, or that such efforts would be successful. If we contract with third parties for the sales and marketing of our product, our revenue will be dependent on the efforts of these third parties, whose efforts may not be successful. If we fail to establish successful marketing and sales capabilities or to make arrangements with third parties, the business, financial condition and results of operations will be materially adversely affected.

Health Care Reimbursement

In both domestic and foreign markets, sales of our product, if any, will be dependent in part on the availability of reimbursement from third-party payors, such as government and private commercial insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that our product will be considered cost effective by these third-party payors, that reimbursement will be available or if available that the payor’s reimbursement policies will not adversely affect our ability to sell our product on a profitable basis.

Unauthorized Disclosure of Confidential Information

There may be an unauthorized disclosure of the significant amount of confidential information under our control. We maintain and manage confidential information relating to our technology, research and development, production, marketing and business operations and those of our collaborators, in various forms. Although we have implemented controls to protect the confidentiality of such information, there can be no assurance that such controls will be effective. Unauthorized disclosures of such information could subject us to complaints or lawsuits for damages, in Canada or other jurisdictions, or could otherwise have a negative impact on our business, financial condition, results of operations, reputation and credibility.

Use of Hazardous Materials

Drug manufacturing processes involve the controlled use of hazardous materials. We and our third-party manufacturing contractors are subject to regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although we believe that our third-party manufacturers have the required safety procedures for handling and disposing of such materials and comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and such liability could exceed our resources.

Liability and Insurance

The testing, marketing and sale of human pharmaceutical products involves unavoidable risks. If we succeed in developing new pharmaceutical products, the sale of such products may expose us to potential liability resulting from the use of such products. Such liability might result from claims made directly by consumers or by regulatory agencies, pharmaceutical companies or others. The obligation to pay any product liability claim in excess of whatever insurance we are able to acquire, or the recall of any of our products, could harm our business, financial condition and future prospects.

We entered into indemnification agreements with our officers and directors. The maximum potential amount of future payments required under these indemnification agreements is unlimited. However, we currently maintain director and officer liability insurance coverage of US$40 million to reduce our exposure.

Actual or anticipated changes to the laws and regulations governing the health care system may have a negative impact on cost and access to health insurance coverage and reimbursement of healthcare items and services.

The United States and several foreign jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell any of our future approved products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives, including the Patient Protection and Affordable Care Act (the “ACA” ), which became law in 2010. While it is difficult to assess the impact of the ACA in isolation, either in general or on our business specifically, it is widely thought that the ACA increases downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of, and the price we may charge for, any products we develop that receive regulatory approval. Further, the United States and foreign governments regularly consider reform measures that affect healthcare coverage and costs. Such reforms may include changes to the coverage and reimbursement of healthcare services and products. In particular, there have been recent judicial and Congressional challenges to the ACA, which could have an impact on coverage and reimbursement for healthcare services covered by plans authorized by the ACA, and we expect there will be additional challenges and amendments to the ACA in the future.

In September 2017, members of the United States Congress introduced legislation with the announced intention to repeal major provisions of the ACA. Although it is unclear whether such legislation will ultimately become law, executive or legislative branch attempts to repeal, reform or to repeal and replace the ACA will likely continue. In addition, various other healthcare reform proposals have also emerged at the federal and state level. In addition, recent changes to United States tax laws could negatively impact the ACA. We cannot predict what healthcare initiatives, if any, will be implemented at the federal or state level, however, government and other regulatory oversight and future regulatory and government interference with the healthcare systems could adversely impact our business and results of operations.

We expect to experience pricing pressures in connection with the sale of any products that we develop, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.

Financial Instruments and Risks

We are exposed to credit risks and market risks related to changes in interest rates and foreign currency exchange, each of which could affect the value of our current assets and liabilities. We invest our cash reserves in U.S. dollar denominated, fixed rate, highly liquid and highly rated financial instruments such as treasury notes, banker acceptances, bank bonds, and term deposits. We do not believe that the results of operations or cash flows would be affected to any significant degree by a sudden change in market interest rates relative to our investment portfolio, due to the short-term nature of the investments and our current ability to hold these investments to maturity.

We are exposed to financial risk related to the fluctuation of foreign currency exchange rates which could have a material effect on our future operating results or cash flows. Foreign currency risk is the risk that variations in exchange rates between the United States dollar and foreign currencies, primarily with the Canadian dollar, will affect our operating and financial results. We hold the majority of our cash reserves in U.S. dollars and the majority of our expenses, including clinical trial costs are also denominated in U.S. dollars, which mitigates the risk of material foreign exchange fluctuations.

Risks Relating to the Offering

An investment in the Securities may result in the loss of an investor’s entire investment.

An investment in the Securities is speculative and may result in the loss of an investor’s entire investment. Only potential investors who are experienced in high risk investments and who can afford to lose their entire investment should consider an investment in the Securities.

There is currently no market through which our Securities, other than the Common Shares, may be sold.

Unless otherwise specified in an applicable Prospectus Supplement, our Warrants, Subscription Receipts, Debt Securities, Convertible Securities and Units (other than any Common Shares comprising the Units) will not be listed on any securities or stock exchanges or on any automated dealer quotation system. There is currently no market through which our Securities, other than the Common Shares, may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of our Securities, other than the Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities and the extent of issuer regulation.

There is no assurance of a sufficient liquid trading market for our Common Shares in the future.

Our shareholders may be unable to sell significant quantities of Common Shares into the public trading markets without a significant reduction in the price of their Common Shares, or at all. There can be no assurance that there will be sufficient liquidity of our Common Shares on the trading market, and that we will continue to be listed on the TSX or the Nasdaq or achieve listing on any other public listing exchange.

Raising additional capital may cause dilution to our shareholders, restrict our operations or require us to relinquish rights to our technologies or drug candidate.

In order to meet our future financing needs, we may issue a significant amount of additional Common Shares, Warrants, Subscription Receipts, Debt Securities, Convertible Securities, Units, or other equity or debt securities. The precise terms of any future financing will be determined by us and potential investors and such future financings may significantly dilute our shareholders’ percentage ownership. Additionally, if we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or drug candidate or grant licenses on terms that may not be favourable to us and/or that may reduce the value of the Common Shares.

Volatility of Share Price

The market prices for the securities of biotechnology companies, including ours, have historically been volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of any particular company.

The trading price of the Common Shares could continue to be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including the results and adequacy of our pre-clinical studies and clinical trials, as well as those of our collaborators, or our competitors; other evidence of the safety or effectiveness of our products or those of our competitors; announcements of technological innovations or new products by us or our competitors; governmental regulatory actions; developments with collaborators; developments (including litigation) concerning our patent or other proprietary rights of competitors; concern as to the safety of our products; period-to-period fluctuations in operating results; changes in estimates of our performance by securities analysts; market conditions for biotechnology stocks in general; global or local political, economic, social and health crises; and other factors not within our control could have a significant adverse impact on the market price of the Common Shares, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.

There is no guarantee that an active trading market for the Common Shares will be maintained on either the TSX or Nasdaq. Investors may not be able to sell their Common Shares quickly or at the latest market price if the trading in the Common Shares is not active.

We expect to issue Common Shares in the future. Future issuances of Common Shares, or the perception that such issuances are likely to occur, could affect the prevailing trading prices of the Common Shares. In addition, the existence of Warrants, Debt Securities or Convertible Securities with conversion features may encourage short selling by market participants.

Sales of Common Shares could cause a decline in the market price of the Common Shares. One of our major shareholders (ILJIN and its affiliates) owns an aggregate of approximately 12.46% of our outstanding Common Shares as at May 28, 2020 based on the most recently publicly available filings on www.sedi.ca. Any sales of Common Shares by major shareholders or other existing shareholders or holders of options may have an adverse effect on our ability to raise capital and may adversely affect the market price of the Common Shares.

Future issuances of equity securities by us or sales by our existing shareholders may cause the price of the Common Shares to fall.

The market price of the Common Shares could decline as a result of issuances of Securities or sales by our existing shareholders in the market, or the perception that these sales could occur. Sales of Common Shares by shareholders might also make it more difficult for us to sell Common Shares at a time and price that we deem appropriate. With an additional sale or issuance of Common Shares, investors will suffer dilution of their voting power and may experience dilution in earnings per share.

We may have broad discretion in the use of the net proceeds of an offering of the Securities and may not use them to effectively manage our business.

We may need to exercise broad discretion over the use of the net proceeds from a future offering of Common Shares. Because of the number and variability of factors that will determine our use of such proceeds, our ultimate use might vary substantially from our planned use. Investors may not agree with how we allocate or spend the proceeds from an offering of Common Shares. We may pursue acquisitions, collaborations or clinical trials that do not result in an increase in the market value of the Common Shares and may increase our losses.

We do not intend to pay dividends in the foreseeable future.

We have never declared or paid any dividends on the Common Shares. We intend, for the foreseeable future, to retain our future earnings, if any, to finance our commercial activities and further research and the expansion of our business. As a result, the return on an investment in Common Shares will likely depend upon any future appreciation in value, if any, and on a shareholder’s ability to sell Common Shares. The payment of future dividends, if any, will be reviewed periodically by our Board and will depend upon, among other things, conditions then existing including earnings, financial conditions, cash on hand, financial requirements to fund our commercial activities, development and growth, and other factors that our Board may consider appropriate in the circumstances.

We may be a passive foreign investment company for U.S. tax purposes, which may result in adverse tax consequences for U.S. investors.

If we are characterized as a passive foreign investment company (“PFIC”), there may be adverse tax consequences for U.S. investors. Generally, if for any taxable year 75% or more of our gross income is passive income, or at least 50% of the average quarterly value of our assets are held for the production of, or produce, passive income, we would be characterized as a PFIC for U.S. federal income tax purposes. Based on the nature of our income and the value and composition of our assets, we do not believe we were a PFIC during 2019. While we also do not believe we will be a PFIC for the current taxable year, because PFIC status is determined on an annual basis and generally cannot be determined until the end of the taxable year, there can be no assurance that we will not be a PFIC for the current or future taxable years. If we are characterized as a PFIC, our shareholders who are U.S. holders may suffer adverse tax consequences, including the treatment of gains realized on the sale of our ordinary shares as ordinary income, rather than as capital gain, the loss of the preferential rate applicable to dividends received on our ordinary shares by individuals who are U.S. holders, and the addition of interest charges to the tax on such gains and certain distributions. A U.S. shareholder of a PFIC generally may mitigate these adverse U.S. federal income tax consequences by making a “qualified electing fund” election, or, to a lesser extent, a “mark to market” election.

You may be unable to enforce actions against us, or certain of our directors and officers under U.S. federal securities laws.

As a corporation organized under the provincial laws of Alberta, Canada, it may be difficult to bring actions under U.S federal securities law against us. Most of our directors and officers reside principally in Canada or outside of the United States. Because all or a substantial portion of our assets and the assets of these persons are located outside of the United States, it may not be possible for investors to effect service of process within the United States upon us or those persons. Furthermore, it may not be possible for investors to enforce against us, or those persons not in the United States, judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States. There is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon U.S. federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws. Therefore, it may not be possible to enforce those actions against us or certain of our directors and officers.

Adverse capital market conditions could affect out liquidity.

Adverse capital market conditions could affect our ability to meet our liquidity needs, as well as our access to capital and cost of capital. We need additional funding to continue development of our internal pipeline and collaborations in the future. Our results of operations, financial condition, cash flows and capital position could be materially affected by disruptions in the capital markets.

CONSOLIDATED CAPITALIZATION

There have been no material changes in our share and loan capital, on a consolidated basis, since the date of our most recently filed financial statements.

USE OF PROCEEDS

Unless we otherwise indicate in a Prospectus Supplement, we currently intend to use the net proceeds from the sale of the Securities, together with our existing capital, to fund our operations, which includes, but is not limited to, clinical development and commercial production of voclosporin (whether for LN or other indications), regulatory, pre-marketing, commercialization preparation and launch activities for voclosporin primarily for LN but also potentially for other voclosporin indications, business development opportunities such as additional product in-licensing transactions, additional clinical trials or acquisitions of other businesses or products, capital expenditures and working capital. There may be circumstances where, on the basis of results obtained or for other sound business reasons, a re-allocation of funds may be necessary or prudent. Accordingly, we will have broad discretion in the application of the proceeds of an offering of Securities. Our ultimate use might vary substantially from what is stated in this Prospectus or a Prospectus Supplement and the actual amount that we spend in connection with each intended use of proceeds may vary significantly from the amounts specified in the applicable Prospectus Supplement and will depend on a number of factors, including those referred to under “Risk Factors” and any other factors set forth in the applicable Prospectus Supplement.

The use of proceeds allocated to working capital will be used to fund corporate, administration and business development activities in support of the research and development, clinical and commercial activities we undertake.

By the nature of our business as a development stage pharmaceutical company, we had negative operating cash flow for the financial year ended December 31, 2019. To the extent that we have negative operating cash flow in future periods, we will likely need to allocate a portion of our cash reserves to fund such negative cash flow. In addition, the net proceeds from any offering under this Prospectus may be used to fund such negative cash flow from operating activities. See “Risk Factors”.

More detailed information regarding the use of proceeds from the sale of Securities will be described in any applicable Prospectus Supplement.

PRIOR SALES

The applicable Prospectus Supplement will describe our prior sales as required in a Prospectus Supplement with respect to the issuance of Securities pursuant to such Prospectus Supplement.

TRADING PRICE AND VOLUME

The Common Shares are listed on the TSX in Canada (trading symbol: AUP) and on the Nasdaq in the United States (trading symbol: AUPH).

The following table sets forth, for the periods indicated, the reported high and low prices (in Canadian dollars) and volume of Common Shares traded for each month on the TSX.

TSX

Month	Price Range (CDN$)		Total Volume
	High	Low
May, 2019	$9.81	$8.09	1,031,490
June, 2019	$8.92	$8.00	878,542
July, 2019	$8.60	$7.95	479,313
August, 2019	$8.52	$7.16	548,533
September, 2019	$8.82	$6.98	818,828
October, 2019	$7.19	$4.70	1,466,074
November, 2019	$10.67	$6.43	2,124,268
December, 2019	$28.59	$9.75	7,220,964
January, 2020	$28.39	$22.70	3,165,354
February, 2020	$27.10	$22.09	2,872,922
March, 2020	$25.33	$14.38	6,060,962
April 2020	$25.06	$19.62	2,946,415
May 1-28, 2020(1)	$26.23	$21.09	2,540,354

(1)	May 28, 2020 was the last trading day prior to the date of this Prospectus.

The following table sets forth, for the periods indicated, the reported high and low prices (in United States dollars) and the volume of shares traded for each month on Nasdaq.

NASDAQ

Month	Price Range (US$)		Total Volume
	High	Low
May, 2019	$6.81	$6.00	10,055,478
June, 2019	$6.65	$6.02	9,285,617
July, 2019	$6.67	$6.05	7,676,433
August, 2019	$6.46	$5.37	10,345,666
September, 2019	$6.63	$5.27	16,527,674
October, 2019	$5.42	$3.25	33,671,369
November, 2019	$7.98	$4.88	35,177,940
December, 2019	$21.93	$7.32	148,834,350
January, 2020	$20.81	$17.81	41,313,293
February, 2020	$20.48	$16.43	26,298,351
March, 2020	$18.89	$9.83	43,695,959
April 2020	$17.98	$13.81	25,632,964
May 1-28, 2020(1)	$18.72	$15.25	22,045,105

(1)	May 28, 2020 was the last trading day prior to the date of this Prospectus.

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of Common Shares, without nominal or par value. As of May 28, 2020, 112,625,138 Common Shares are issued and outstanding. In addition, 10.5 million Common Shares are issuable upon the exercise of outstanding stock options and 5.2 million Common Shares reserved for future grant or issuance under our stock option plan. We also have 1.69 million Warrants outstanding as at May 28, 2020.

The holders of Common Shares are entitled to one (1) vote per share held at meetings of shareholders, to receive such dividends as declared by us and to receive a share of our remaining property and assets upon our dissolution or winding up. The Common Shares are not subject to any future call or assessment and there are no pre-emptive, conversion or redemption rights attached to such shares.

DESCRIPTION OF WARRANTS

We may issue Warrants to purchase Common Shares. We may issue Warrants independently or together with other Securities, and Warrants sold with other Securities may be attached to or separate from the other Securities. Warrants may be issued under and governed by the terms of one or more warrant indentures (each a “Warrant Indenture”) between us and a warrant trustee (the “Warrant Trustee”) that we will name in the relevant Prospectus Supplement. Each Warrant Trustee will be a financial institution or trust company organized under the laws of Canada or any province thereof and authorized to carry on business as a trustee. The Warrants may also be issued without the benefit of a Warrant Indenture, under a warrant certificate (each a “Warrant Certificate”), which will itself contain the terms of the Warrants.

This summary of some of the provisions of the Warrants is not complete. The statements made in this Prospectus relating to any Warrant Indenture and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Warrant Indenture or Warrant Certificate, as applicable. Prospective investors should refer to the applicable Warrant Indenture, as applicable, relating to the specific Warrants being offered for the complete terms of the Warrants. We will file a copy of the form of Warrant Indenture, if any, with the applicable securities regulatory authorities in Canada and the United States.

The applicable Prospectus Supplement relating to any Warrants offered by us will describe the particular terms of those Warrants and include specific terms relating to the offering. This description will include, where applicable:

•	the designation and aggregate number of Warrants;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants will be offered;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•

the number of Common Shares or other Securities that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares or other Securities may be purchased upon exercise of each Warrant;

•	the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

•	the date or dates, if any, on or after which the Warrants and the other Securities with which the Warrants will be offered will be transferable separately;

•	whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

•	whether we will issue the Warrants as global securities and, if so, the identity of the depositary of the global securities;

•	whether the Warrants will be listed on any exchange;

•	whether the Warrants will be governed by a Warrant Indenture or Warrant Certificates;

•	material United States and Canadian federal income tax consequences of owning the Warrants; and

•	any other material terms or conditions of the Warrants.

It is the Warrant Indenture, as supplemented by any applicable supplemental indenture, or the Warrant Certificate, as the case may be, and not the summary in the applicable Prospectus Supplement, which defines the rights of a holder of Warrants. There may be other provisions in the Warrant Indenture or the Warrant Certificate, as the case may be, which are important to a purchaser of Warrants. Such purchaser of Warrants should read the Warrant Indenture or the Warrant Certificate, as the case may be, for a full description of the terms of the Warrants, the terms of which shall prevail to the extent of any inconsistency.

Rights of Holders Prior to Exercise

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights as holders of the Common Shares issuable upon exercise of the Warrants.

Global Securities

We may issue Warrants in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement also will describe the exchange, registration and transfer rights relating to any global security.

Modifications

If Warrants are issued pursuant to a Warrant Indenture, the Warrant Indenture will provide for modifications and alterations to the Warrants issued thereunder by way of a resolution of holders of Warrants at a meeting of such holders or a consent in writing from such holders. The number of holders of Warrants required to pass such a resolution or execute such a written consent will be specified in the Warrant Indenture.

We may amend any Warrant Indenture, Warrant Certificates and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

We may issue Subscription Receipts, which will entitle holders to receive, upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Warrants, Debt Securities, Convertible Securities or any combination thereof. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between us and an Escrow Agent (the “Escrow Agent”), which will establish the terms and conditions of the Subscription Receipts. Each Escrow Agent will be a financial institution or trust company organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. We will file a copy of the form of Subscription Receipt Agreement with the applicable securities regulatory authorities in Canada and the United States.

The following description sets forth certain general terms and provisions of Subscription Receipts and is not intended to be complete. The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the Prospectus Supplement describing such Subscription Receipt Agreement.

The Prospectus Supplement relating to any Subscription Receipts we offer will describe the Subscription Receipts and include specific terms relating to their offering. All such terms will comply with the requirements of the TSX and Nasdaq relating to Subscription Receipts. If underwriters or agents are used in the sale of Subscription Receipts, one or more of such underwriters or agents may also be parties to the Subscription Receipt Agreement governing the Subscription Receipts sold to or through such underwriters or agents.

General

The Prospectus Supplement and the Subscription Receipt Agreement for any Subscription Receipts we offer will describe the specific terms of the Subscription Receipts and may include, but are not limited to, any of the following:

•	the designation and aggregate number of Subscription Receipts offered;

•	the price at which the Subscription Receipts will be offered;

•	the currency or currencies in which the Subscription Receipts will be offered;

•

the designation, number and terms of the Common Shares, Warrants, Debt Securities, Convertible Securities or combination thereof to be received by holders of Subscription Receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers;

•

the conditions (the “Release Conditions”) that must be met in order for holders of Subscription Receipts to receive for no additional consideration Common Shares, Warrants, Debt Securities, Convertible Securities or combination thereof;

•

the procedures for the issuance and delivery of Common Shares, Warrants, Debt Securities, Convertible Securities or combination thereof to holders of Subscription Receipts upon satisfaction of the Release Conditions;

•

whether any payments will be made to holders of Subscription Receipts upon delivery of the Common Shares, Warrants, Debt Securities, Convertible Securities or combination thereof upon satisfaction of the Release Conditions (e.g., an amount equal to the dividends we declare on Common Shares to holders of record of Common Shares during the period from the date of issuance of the Subscription Receipts to the date of issuance of any Common Shares pursuant to the terms of the Subscription Receipt Agreement);

•

the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

•

the terms and conditions pursuant to which the Escrow Agent will hold Common Shares, Warrants, Debt Securities, Convertible Securities or combination thereof pending satisfaction of the Release Conditions;

•	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to us upon satisfaction of the Release Conditions;

•

if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the Subscription Receipts;

•

procedures for the refund by the Escrow Agent to holders of Subscription Receipts of all or a portion of the subscription price for their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•

any contractual right of rescission to be granted to initial purchasers of Subscription Receipts in the event this Prospectus, the Prospectus Supplement under which Subscription Receipts are issued or any amendment hereto or thereto contains a misrepresentation;

•	any entitlement we may have to purchase the Subscription Receipts in the open market by private agreement or otherwise;

•	whether we will issue the Subscription Receipts as global securities and, if so, the identity of the depositary for the global securities;

•	whether we will issue the Subscription Receipts as bearer securities, registered securities or both;

•	provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the Subscription Receipts;

•	the identity of the Escrow Agent;

•	whether the Subscription Receipts will be listed on any exchange;

•	material United States and Canadian federal tax consequences of owning the Subscription Receipts; and

•	any other terms of the Subscription Receipts.

The holders of Subscription Receipts will not be shareholders. Holders of Subscription Receipts are entitled only to receive Common Shares, Warrants, Debt Securities, Convertible Securities or combination thereof on exchange of their Subscription Receipts, plus any cash payments provided for under the Subscription Receipt Agreement, if the Release Conditions are satisfied. If the Release Conditions are not satisfied, holders of Subscription Receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.

It is the Subscription Receipt Agreement, and not the summary in the applicable Prospectus Supplement, which defines the rights of a holder of Subscription Receipts. There may be other provisions in the Subscription Receipt Agreement which are important to a purchaser of Subscription Receipts. Such purchaser of Subscription Receipts should read the Subscription Receipt Agreement for a full description of the terms of the Subscription Receipts, the terms of which shall prevail to the extent of any inconsistency.

Escrow

The Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to us (and, if the Subscription Receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts plus their pro-rata entitlement to interest earned or income generated on such amount, in accordance with the terms of the Subscription Receipt Agreement. Common Shares, Warrants, Debt Securities or Convertible Securities may be held in escrow by the Escrow Agent, and will be released to the holders of Subscription Receipts following satisfaction of the Release Conditions at the time and under the terms specified in the Subscription Receipt Agreement.

Rescission

The Subscription Receipt Agreement will also provide that any misrepresentation in this Prospectus, the Prospectus Supplement under which the Subscription Receipts are offered, or any amendment thereto, will entitle each initial purchaser of Subscription Receipts to a contractual right of rescission following the issuance of the Common Shares, Warrants, Debt Securities or Convertible Securities to such purchaser entitling such purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Common Shares or Warrants, provided that such remedy for rescission is exercised in the time stipulated in the Subscription Receipt Agreement. This right of rescission does not extend to holders of Subscription Receipts who acquire such Subscription Receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire Subscription Receipts in the United States.

Global Securities

We may issue Subscription Receipts in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement also will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Subscription Receipt Agreement will provide for modifications and alterations to the Subscription Receipts issued thereunder by way of a resolution of holders of Subscription Receipts at a meeting of such holders or a consent in writing from such holders. The number of holders of Subscriptions Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

DESCRIPTION OF DEBT SECURITIES

We may issue Debt Securities under this Prospectus. Debt Securities may be issued under and governed by the terms of one or more indentures (each a “Debt Indenture”) between us and a trustee (the “Debt Trustee”) that we will name in the relevant Prospectus Supplement. Each Debt Trustee will be a financial institution or trust company organized under the laws of Canada or any province thereof and authorized to carry on business as a trustee. Debt Securities may also be issued without the benefit of a Debt Indenture, pursuant to separate certificates (each, a “Debt Certificate”).

This summary of some of the provisions of the Debt Securities is not complete. The statements made in this Prospectus relating to any Debt Indenture, Debt Certificate and Debt Securities to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Debt Indenture or Debt Certificate, as applicable. Prospective investors should refer to the Debt Indenture or Debt Certificate relating to the specific Debt Securities being offered for the complete terms of the Debt Securities. We will file a copy of the form of Debt Indenture, if any, with the applicable securities regulatory authorities in Canada and the United States.

Each Debt Indenture or Debt Certificate, as the case may be, may provide that Debt Securities may be issued thereunder up to the aggregate principal amount which we may authorized from time to time. Any Prospectus Supplement for Debt Securities supplementing this Prospectus will contain the terms and conditions and other information with respect to the Debt Securities being offered thereby, which may include the following:

•	the designation, aggregate principal amount, authorized denominations and ranking of such Debt Securities;

•

the currency or currency units for which the Debt Securities may be purchased and the currency or currency unit in which the principal and any interest is payable (in either case, if other than United States dollars);

•	the percentage of the principal amount at which such Debt Securities will be issued;

•	the date or dates on which such Debt Securities will mature;

•	the rate or rates per annum at which such Debt Securities will bear interest (if any), or the method of determination of such rates (if any);

•	the dates on which any such interest will be payable and the record dates for such payments;

•	the place or places where principal, premium and interest will be payable;

•	the Debt Trustee under any Debt Indenture pursuant to which the Debt Securities are to be issued, as applicable;

•	any redemption term or terms under which such Debt Securities may be defeased;

•

whether such Debt Securities are to be issued in registered form, “book-entry only” form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

•	any exchange or conversion terms;

•	any terms relating to the modification, amendment or waiver of any terms of such Debt Securities or the applicable indenture;

•	whether the Debt Securities are to be governed by a Debt Indenture or Debt Certificates;

•	the ratings, if any, issued by rating agencies; and

•	any other specific terms.

Debt Securities may, at our option, be issued in fully registered form, in bearer form or in “book-entry only” form. Debt Securities in registered form will be exchangeable for other Debt Securities of the same series and tenor, registered in the same name, for a like aggregate principal amount in authorized denominations and will be transferable at any time or from time to time at the corporate trust office of the Debt Trustee for the Debt Securities. No charge will be made to the holder for any such exchange or transfer, except for any tax or government charge incidental thereto.

Debt Securities of a single series may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary. Debt Securities may be offered separately or in combination with one or more other Securities.

We will summarize in the applicable Prospectus Supplement certain terms of the Debt Securities being offered thereby and the relevant Debt Indenture or Debt Certificate, as the case may be, which we believe will be most important to an investor’s decision to invest in the Debt Securities being offered. It is the Debt Indenture, as supplemented by any applicable supplemental indenture, or the Debt Certificate, as the case may be, and not the summary in the applicable Prospectus Supplement, which defines the rights of a holder of Debt Securities. There may be other provisions in the Debt Indenture or the Debt Certificate, as the case may be, which are important to a purchaser of Debt Securities. Such purchaser of Debt Securities should read the Debt Indenture or the Debt Certificate, as the case may be, for a full description of the terms of the Debt Securities, the terms of which shall prevail to the extent of any inconsistency.

DESCRIPTION OF CONVERTIBLE SECURITIES

We may issue Convertible Securities under this Prospectus. Convertible Securities may be issued under and governed by the terms of one or more indentures (each a “Convertible Indenture”) between us and a trustee (the “Convertible Trustee”) that we will name in the relevant Prospectus Supplement. Each Convertible Trustee will be a financial institution or trust company organized under the laws of Canada or any province thereof and authorized to carry on business as a trustee. Convertible Securities may also be issued without the benefit of a Convertible Indenture, pursuant to separate certificates (each a “Convertible Certificate”).

This summary of some of the provisions of Convertible Securities is not complete. The statements made in this Prospectus relating to any Convertible Indenture, Convertible Certificate and Convertible Securities to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Convertible Indenture or Convertible Certificate, as applicable. Prospective investors should refer to the Convertible Indenture or Convertible Certificate relating to the specific Convertible Securities being offered for the complete terms of the Convertible Securities. We will file a copy of the form of Convertible Indenture, if any, with the applicable securities regulatory authorities in Canada and the United States.

The Convertible Securities will be convertible or exchangeable into Common Shares and/or other Securities. The Securities convertible or exchangeable into Common Shares and/or other Securities may be offered separately or together with other Securities, as the case may be.

Each Convertible Indenture or Convertible Certificate, as the case may be, may provide that Convertible Securities may be issued thereunder up to the aggregate principal amount which we may authorize from time to time. Any Prospectus Supplement for Convertible Securities supplementing this Prospectus will contain the terms and conditions and other information with respect to the Convertible Securities being offered thereby, which may include the following:

•	the number of such Convertible Securities offered;

•	the price at which such Convertible Securities will be offered;

•	the procedures for the conversion or exchange of such Convertible Securities into or for Common Shares and/or other Securities;

•	the number of Common Shares and/or other Securities that may be issued upon the conversion or exchange of such Convertible Securities;

•	the period or periods during which any conversion or exchange may or must occur;

•	the designation and terms of any other Convertible Securities with which such Convertible Securities will be offered, if any;

•	the gross proceeds from the sale of such Convertible Securities; and

•	any other material terms and conditions of such Convertible Securities.

Convertible Securities may, at our option, be issued in fully registered form, in bearer form or in “book-entry only” form. Convertible Securities in registered form will be exchangeable for other Convertible Securities of the same series and tenor, registered in the same name, for a like aggregate principal amount in authorized denominations and may be transferable at any time or from time to time at the corporate trust office of the Convertible Trustee for the Convertible Securities. No charge will be made to the holder for any such exchange or transfer, except for any tax or government charge incidental thereto.

Convertible Securities may be offered separately or in combination with one or more other Securities.

We will summarize in the applicable Prospectus Supplement certain terms of the Convertible Securities being offered thereby and the relevant Convertible Indenture or Convertible Certificate, as the case may be, which we believe will be most important to an investor’s decision to invest in the Convertible Securities being offered. It is the Convertible Indenture, as supplemented by any applicable supplemental indenture, or the Convertible Certificate, as the case may be, and not the summary in the applicable Prospectus Supplement, which defines the rights of a holder of Convertible Securities. There may be other provisions in the Convertible Indenture or the Convertible Certificate, as the case may be, which are important to a purchaser of Convertible Securities. Such purchaser of Convertible Securities should read the Convertible Indenture or the Convertible Certificate, as the case may be, for a full description of the terms of the Convertible Securities, the terms of which shall prevail to the extent of any inconsistency.

DESCRIPTION OF UNITS

Units are a security comprised of more than one of the other Securities described in this Prospectus offered together as a “Unit”. A Unit is typically issued so the holder thereof is also the holder of each Security included in the Unit. Thus, the holder of a Unit will typically have the rights and obligations of a holder of each Security comprising the Unit. The agreement, if any, under which a Unit is issued may provide that the Securities comprising the Unit may not be held or transferred separately at any time or at any time before a specified date.

The particular terms and provisions of Units offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the Prospectus Supplement filed in respect of such Units. This description will include, where applicable: (i) the designation and terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately; (ii) any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units; (iii) whether the Units will be issued in registered or global form; and (iv) any other material terms and conditions of the Units.

See the descriptions of the other types of Securities that may be issued under this Prospectus for further information.

SELLING SECURITYHOLDERS

Common Shares may be sold under this Prospectus by way of a secondary offering by or for the account of certain of our securityholders. The Prospectus Supplement that we will file in connection with any offering of Common Shares by selling securityholders will include the following information:

•	the names of the selling securityholders;

•	the number or amount of Common Shares owned, controlled or directed by each selling securityholder;

•	the number or amount of Common Shares being distributed for the account of each selling securityholder;

•

the number or amount of our securities to be owned by the selling securityholders after the distribution and the percentage that number or amount represents of the total number of our outstanding securities;

•	whether Common Shares are owned by the selling securityholders both of record and beneficially, of record only or beneficially only;

•

if the selling securityholder purchased the Common Shares being distributed within two years preceding the date of the Prospectus Supplement, the date or dates the selling securityholder acquired the Common Shares; and

•

if the selling securityholder acquired the Common Shares being distributed in the twelve months preceding the date of the Prospectus Supplement, the cost thereof to the selling securityholder in the aggregate and on a per share basis.

PLAN OF DISTRIBUTION

New Issue

We may sell the Securities offered by this Prospectus:

•	to or through underwriters, dealers, placement agents or other intermediaries;

•	directly to one or more purchasers, or

•	in connection with acquisitions by us.

The applicable Prospectus Supplement will set forth the terms of the offering of the Securities, including:

•	the name or names of any underwriters, dealers or other placement agents;

•	the purchase price of, and form of consideration for, the Securities and the proceeds to us;

•	any delayed delivery arrangements;

•	any underwriting commissions, fees, discounts, and other items constituting underwriters’ compensation;

•	any offering price;

•	any discounts or concessions allowed or re-allowed or paid to dealers; and

•	any securities exchanges on which the Securities may be listed.

Only the underwriters named in a Prospectus Supplement are deemed to be underwriters in connection with the Securities offered by that Prospectus Supplement.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices, which prices may vary as between purchasers and during the period of distribution of the Securities, including sales in transactions that are deemed to be “at the market distributions” as defined in National Instrument 44-102 – Shelf Distributions.

Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by us against certain liabilities, including liabilities under any applicable Canadian provincial securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom we enter into agreements may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

In connection with the offering of the Securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. A purchaser that acquires Securities forming part of the underwriters’ over-allocation position acquires those Securities under this Prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the over-allotment option or secondary market purchases. No underwriter or dealer involved in the distribution, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer will over-allot Securities or effect any other transactions that are intended to stabilize or maintain the market price of the Securities in connection with any distribution of Securities that is an “at the market distribution.”

Secondary Offering

This Prospectus may also, from time to time, relate to the offering of Common Shares by certain selling securityholders.

The selling securityholders may sell all or a portion of Common Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If Common Shares are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. Common Shares may be sold by the selling securityholders in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, as follows:

•	on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144 under the U.S. Securities Act 1933 (the “U.S. Securities Act”);

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling securityholders effect such transactions by selling Common Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of Common Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of Common Shares or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of Common Shares in the course of hedging in positions they assume. The selling securityholders may also sell Common Shares short and deliver Common Shares covered by this Prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge Common Shares to broker-dealers that in turn may sell such shares.

The selling securityholders may pledge or grant a security interest in some or all of the Common Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell Common Shares from time to time pursuant to this Prospectus or any Prospectus Supplement filed under General Instruction II.L. of Form F-10 under the U.S. Securities Act, amending, if necessary, the list of selling securityholders to include, pursuant to a prospectus amendment or Prospectus Supplement, the pledgee, transferee or other successors in interest as selling securityholders under this Prospectus. The selling securityholders also may transfer and donate Common Shares in other circumstances in which case the transferees, donees, pledgees or other successor in interest will be the selling beneficial owners for purposes of this Prospectus.

The selling securityholders and any broker-dealer participating in the distribution of Common Shares may be deemed to be “underwriters” within the meaning of the U.S. Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the U.S. Securities Act. At the time a particular offering of Common Shares is made, a Prospectus Supplement, if required, will be distributed which will identify the selling securityholders and provide the other information set forth under “Selling Securityholders”, set forth the aggregate amount of Common Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, Common Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states Common Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any securityholder will sell any or all of Common Shares registered pursuant to the registration statement, of which this Prospectus forms a part.

The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of Canadian securities legislation and the Exchange Act and the rules and regulations thereunder, including, without limitations, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any Common Shares by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of Common Shares to engage in market-making activities with respect to Common Shares. All of the foregoing may affect the marketability of Common

Shares and the ability of any person or entity to engage in market-making activities with respect to Common Shares.

Once sold under the shelf registration statement, of which this Prospectus forms a part, Common Shares will be freely tradable in the hands of persons other than our affiliates.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax consequences to an investor who is a non-resident of Canada or to an investor who is a resident of Canada of acquiring, owning or disposing of any of our Securities offered thereunder.

The applicable Prospectus Supplement may also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any of our Securities offered thereunder by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code), including, to the extent applicable, such consequences related to debt securities payable in a currency other than the U.S. dollar, issued at an original issue discount for U.S. federal income tax purposes or containing early redemption provisions or other special items.

AUDITOR

Our auditor is PricewaterhouseCoopers LLP, Edmonton, Alberta, Canada. PricewaterhouseCoopers LLP has reported on our fiscal 2018 and 2019 audited consolidated financial statements, which have been filed with the securities regulatory authorities and incorporated herein. PricewaterhouseCoopers LLP is independent with respect to us within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Alberta and with respect to SEC auditor independence rules.

TRANSFER AGENTS AND REGISTRARS

Our co-transfer agents and co-registrars are Computershare Investor Services Inc. located at its principal offices in Calgary, Alberta and Toronto, Ontario and Computershare Trust Company, N.A. located at its principal offices in Golden, Colorado.

AGENT FOR SERVICE OF PROCESS

Peter S. Greenleaf, David R. W. Jayne, George Milne, Jr., Joseph P. Hagan, and Timothy P. Walbert are our directors that reside outside of Canada. Joseph M. Miller is our Chief Financial Officer who has signed a certificate to this Prospectus, and resides outside of Canada. Each of these persons has appointed the following agent for service of process in Canada:

Name of Person	Name and Address of Agent

Peter S. Greenleaf, David R. W. Jayne, George Milne, Jr., Joseph P. Hagan, Timothy P. Walbert and Joseph M. Miller	Borden Ladner Gervais LLP 1200 Waterfront Centre 200 Burrard Street, P.O. Box 48600 Vancouver, BC V7X 1T2 Attention: Stephen P. Robertson

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

LEGAL MATTERS

Certain Canadian legal matters relating to the Securities offered by this Prospectus will be passed upon on our behalf by Borden Ladner Gervais LLP, Vancouver, British Columbia with respect to Canadian legal matters and Cooley LLP, Palo Alto, California with respect to U.S. legal matters. The partners and associates of Borden Ladner Gervais LLP, Vancouver, British Columbia beneficially own, directly or indirectly, less than 1% of the Common Shares.

WHERE CAN YOU FIND MORE INFORMATION

We are required to file with the securities commission or authority in each of the applicable provinces and territories of Canada annual and quarterly reports, material change reports and other information. In addition, we are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, we also file reports with, and furnish other information to, the SEC. Under a multijurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those in the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

You may read any document we file with or furnish to the securities commissions and authorities of the applicable provinces of Canada through SEDAR and any document we file with, or furnish to, the SEC at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Certain of our filings are also electronically available on EDGAR and may be accessed at www.sec.gov.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation incorporated and existing under the laws of the Province of Alberta. Some of our officers and directors and some of the experts named in this Prospectus are not residents of the United States, and many of our assets and all or a substantial portion of assets of such persons are located outside of the United States. We have appointed C T Corporation System as our agent for service of process in the United States. We have also filed with the SEC, concurrently with the registration statement on Form F-10 relating to the accompanying prospectus, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed C T Corporation System as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of securities under this Prospectus.

However, it may be difficult for United States investors to effect service of process within the United States upon those officers or directors who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of such officers or directors under United States federal securities laws or the securities or “blue sky” laws of any state within the United States. We have been advised by our Canadian counsel, Borden Ladner Gervais LLP, that, subject to certain limitations, a judgment of a United States court predicated solely upon civil liability under United States federal securities laws may be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Borden Ladner Gervais LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

CANADIAN PURCHASER’S STATUTORY AND CONTRACTUAL RIGHTS

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a Prospectus or a Prospectus Supplement relating to the securities purchased by a purchaser and any amendments thereto. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revision of the price or damages if the Prospectus or a Prospectus Supplement relating to the securities purchased by a purchaser and any amendments thereto contain a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revision of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for the particulars of these rights or consult with a legal adviser.

In an offering of Securities which are convertible, exchangeable or exercisable for other securities (such as Warrants, Subscription Receipts, convertible Debt Securities, Convertible Securities or Units, as applicable) investors are cautioned that the statutory right of action for damages for a misrepresentation contained in the Prospectus is limited, in certain provincial securities legislation, to the price at which the convertible, exchangeable or exercisable Securities are offered to the public under the Prospectus offering. This means that, under the securities legislation of certain provinces, if the purchaser pays additional amounts upon conversion or exchange of the security, those amounts may not be recoverable under the statutory right of action for damages that applies in those provinces. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of this right of action for damages or consult with a legal adviser.

Original purchasers of Securities which are convertible, exchangeable or exercisable for other securities of ours (if offered separately) will have a contractual right of rescission against us in respect of the exercise of such convertible, exchangeable or exercisable Securities. The contractual right of rescission will entitle such original purchasers to receive, in addition to the amount paid on original purchase of the applicable convertible, exchangeable or exercisable Securities the amount paid upon exercise upon surrender of the underlying securities gained thereby, in the event that this Prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the exercise takes place within 180 days of the date of the purchase of such Securities under this Prospectus; and (ii) the right of rescission is exercised within 180 days of the date of purchase of such Securities under this Prospectus. This contractual right of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

Original purchasers are further advised that in certain provinces the statutory right of action for damages in connection with a prospectus misrepresentation is limited to the amount paid for the security that was purchased under a prospectus, and therefore a further payment at the time of exercise may not be recoverable in a statutory action for damages. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights, or consult with a legal advisor.

CERTIFICATE OF AURINIA PHARMACEUTICALS INC.

Dated: May 29, 2020

This short form prospectus, together with the documents incorporated in this prospectus by reference, will, as of the date of the last supplement to this prospectus relating to the securities offered by this prospectus and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus and the supplement(s) as required by the securities legislation of British Columbia,

Alberta and Ontario.

/s/ Peter S. Greenleaf	/s/ Joseph M. Miller
Peter S. Greenleaf	Joseph M. Miller
Chief Executive Officer	Chief Financial Officer

On Behalf of the Board of Directors

/s/ R. Hector MacKay-Dunn	/s/ George M. Milne, Jr.
R. Hector MacKay-Dunn	George M. Milne, Jr.
Director	Director

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Under the Business Corporations Act (Alberta) (the “ABCA”), except in respect of an action by or on behalf of the Registrant or a Related Entity (as defined below) to procure a judgement in its favor, the Registrant may indemnify a present or former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of another entity of which the Registrant is or was a shareholder or creditor (“Related Entity”), and the director’s or officer’s heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding (a “Proceeding”) to which the director or officer is made a party by reason of being or having been a director or officer of the Registrant or Related Entity and provided that such person acted honestly and in good faith with a view to the best interests of the Registrant and Related Entity, as applicable and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that such person’s conduct was lawful. The indemnification may be made in connection with a derivative action only with court approval. Any of the persons described in the first sentence of this paragraph is entitled to indemnification from the Registrant as a matter of right if the person seeking indemnity (a) was substantially successful on the merits of such person’s defence of the action of proceeding, (b) fulfilled the conditions set forth above, and (c) is fairly and reasonably entitled to indemnity.

The Registrant may advance monies to any person described above for the costs, charges and expenses of a Proceeding. However, the person must repay the monies if the person does not fulfill the conditions set forth above.

The foregoing description is qualified in its entirety by reference to the ABCA.

The Registrant is a party to an indemnity agreement with each director and officer of the Registrant providing that if such director or officer is or was involved in any threatened, pending or completed Proceeding by reason of the fact that such director or officer is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another entity, including service with respect to employee benefit plans, whether the basis of such Proceeding is an alleged action in an official capacity while serving as a director or officer, such director or officer will be indemnified and held harmless by the Registrant to the fullest extent authorized by and in the manner set forth in the ABCA against all expense, liability and loss reasonably incurred or suffered by such director or officer in connection therewith. Under such indemnity agreements, the Registrant may indemnify any of its directors or officers in connection with a Proceeding (or part thereof) initiated by such director or officer only if such Proceeding (or part thereof) is authorized by the board of directors of the Registrant or if such Proceeding is a successful Proceeding, in whole or in part, by a director or officer for claims under an indemnity agreement.

The ABCA provides that the Registrant may purchase and maintain insurance for the benefit of any persons described in the first sentence of the first paragraph of this section against any liability incurred by the person in the person’s capacity as a director or officer of the Registrant or Related Entity, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the Registrant or Related Entity, as applicable.

The Registrant maintains directors’ and officers’ liability insurance. The policies insure (a) the directors and officers of the Registrant against losses arising from claims against them for certain of their actual or alleged wrongful acts (as defined within the insurance policy), (b) the Registrant for payments made pursuant to the Registrant’s indemnification of its directors and officers and (c) the Registrant when it is directly named in a securities claim. The policies provide a maximum coverage in any one policy year of U.S.$40 million in annual claims (subject to deductibles of U.S.$2.5 million per claim, payable by the Registrant). The premiums for the policies were not allocated between directors and officers as separate groups.

By-law No. 2 of the Registrant provides that, except as otherwise provided in the ABCA, no director or officer will be liable for:

a)	the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in a receipt or act for conformity;

b)	any loss, damage or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired by, for, or on behalf of the Registrant;

c)	the insufficiency or deficiency of any security in or upon which moneys of or belonging to the Registrant shall be invested;

d)

any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person, firm or corporation with whom any monies, securities or other effects of the Registrant is lodged or deposited;

e)	any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any monies, securities or other assets of or belonging to the Registrant; or

f)	any other loss, damage, or misfortune that may arise out of the execution of the duties of a director’s or officer’s respective office or trust or in relation thereto;

unless the foregoing shall happen by or through such director’s or officer’s failure to exercise the powers and to discharge the duties of their office honestly and in good faith with a view to the best interests of the Registrant and through a failure to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

Exhibit Number	Exhibit Description	Form	File Number	Exhibit	File Date

4.1	Annual Information Form of the Registrant for the fiscal year ended December 31, 2019	Form 40-F	001-36421	99.1	March 5, 2020

4.2	Audited Consolidated Financial Statements of the Registrant for the year ended December 31, 2019, together with the notes thereto and the Auditor’s Report thereon	Form 40-F	001-36421	99.2	March 5, 2020

4.3	Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Registrant for the year ended December 31, 2019	Form 40-F	001-36421	99.3	March 5, 2020

4.4	Unaudited Interim Condensed Consolidated Financial Statements of the Registrant for the first quarter ended March 31, 2020, together with the notes thereto	Form 6-K	001-36421	99.1	May 14, 2020

4.5	Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Registrant for the first quarter ended March 31, 2020	Form 6-K	001-36421	99.2	May 14, 2020

Exhibit Number	Exhibit Description	Form	File Number	Exhibit	File Date

4.6	Management Information Circular, dated April 21, 2020, prepared in connection with the Annual General Meeting of Shareholders held on June 2, 2020	Form 6-K	001-36421	99.1	April 28, 2020

5.1+	Consent of PricewaterhouseCoopers LLP

6.1	Powers of Attorney (included on the signature page of this Registration Statement)

+	Filed herewith.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process.

(a)	Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)

Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 29th day of May, 2020.

AURINIA PHARMACEUTICALS INC.

By:	/S/ PETER S. GREENLEAF
Name: Peter S. Greenleaf
Title: Chief Executive Officer

By:	/S/ JOSEPH M. MILLER
Name: Joseph M. Miller
Title: Chief Financial Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Peter S. Greenleaf and Joseph M. Miller, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ PETER S. GREENLEAF Peter S. Greenleaf	Chief Executive Officer and Director (Principal Executive Officer)	May 29, 2020

/S/ JOSEPH M. MILLER Joseph M. Miller	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 29, 2020

/S/ GEORGE M. MILNE, JR. George M. Milne, Jr.	Chairman and Director	May 29, 2020

/S/ DANIEL BILLEN Daniel Billen	Director	May 29, 2020

/S/ R. HECTOR MACKAY-DUNN R. Hector MacKay-Dunn	Director	May 29, 2020

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Signature	Title	Date

/S/ JOSEPH P. HAGAN Joseph P. Hagan	Director	May 29, 2020

/S/ MICHAEL HAYDEN Michael Hayden	Director	May 29, 2020

/S/ DAVID R.W. JAYNE David R.W. Jayne	Director	May 29, 2020

/S/ JILL LEVERSAGE Jill Leversage	Director	May 29, 2020

/S/ TIMOTHY P. WALBERT Timothy P. Walbert	Director	May 29, 2020

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of the Registrant in the United States, on this 29th day of May, 2020.

AURINIA PHARMACEUTICALS INC. (Authorized Representative)

/s/ Peter S. Greenleaf
Name: Peter S. Greenleaf Title: Chief Executive Officer

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